UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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frontdoor, inc.

(Name of Registrant as Specified in its Charter)

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150 Peabody Place

Memphis, Tennessee 38103

Corporate Website: www.frontdoorhome.com

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 29, 2019

The 2019 Annual Meeting of Stockholders of frontdoor, inc. (the “Company”) will be held at the Peabody Hotel located at 118 South 2nd Street, Memphis, Tennessee 38103 on Monday, April 29, 2019 at 2:30 p.m. Central Time (the “2019 Annual Meeting”), to consider and act upon each of the following matters:

1.	To elect the two nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class I directors;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

3.	To hold a non-binding, advisory vote to approve the Company’s named executive officer compensation;

4.	To hold a non-binding, advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation;

5.	To approve the adoption of the 2019 Employee Stock Purchase Plan; and

6.	To conduct such other business as may properly come before the meeting and any and all adjournments or postponements thereof, if necessary.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on March 15, 2019, the record date, are entitled to notice of, and to vote at, the 2019 Annual Meeting and at any and all adjournments or postponements of the 2019 Annual Meeting.

By Order of the Board of Directors

Jeffrey A. Fiarman

Senior Vice President, General Counsel and Secretary

Memphis, Tennessee

March 29, 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2019 ANNUAL MEETING OF STOCKHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

150 Peabody Place

Memphis, Tennessee 38103

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 29, 2019

The Board of Directors of frontdoor, inc. is soliciting proxies for the Company’s 2019 Annual Meeting of Stockholders to be held at the Peabody Hotel located at 118 South 2nd Street, Memphis, Tennessee 38103 on Monday, April 29, 2019, at 2:30 p.m. Central Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items stockholders will vote on at the 2019 Annual Meeting of Stockholders. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about March 29, 2019.

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BASIS OF PRESENTATION

In this Proxy Statement, unless the context indicates otherwise, references to “we”, “us”, “our”, “Frontdoor” and the “Company” refer to frontdoor, inc., a Delaware corporation, and its consolidated subsidiaries. References in this Proxy Statement to “ServiceMaster” refer to ServiceMaster Global Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires. References to our historical business and operations prior to the distribution refer to the business and operations of ServiceMaster’s American Home Shield business that was transferred to Frontdoor in connection with the separation and distribution. References in this Proxy Statement to the “separation” refer to the separation of the American Home Shield business from ServiceMaster’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Frontdoor, holding the assets and liabilities associated with the American Home Shield business after the distribution. References in this Proxy Statement to the “distribution” refer to the distribution on October 1, 2018 of shares of Frontdoor common stock to ServiceMaster stockholders on a pro rata basis. References in this Proxy Statement to “Spin-off” refer to ServiceMaster’s spin off of the ownership and operations of its businesses operated under the American Home Shield, HSA, OneGuard and Landmark brand names into Frontdoor, which was completed on October 1, 2018.

Frontdoor is a Delaware corporation with its principal executive offices in Memphis, Tennessee. Our fiscal year ends on December 31st and in fiscal 2018 consisted of a 52-week period. In this Proxy Statement “fiscal 2018” refers to our fiscal year that ended on December 31, 2018 and “fiscal 2019” refers to our fiscal year that ends on December 31, 2019.

We hold various service marks, trademarks and trade names, such as Frontdoor, American Home Shield, HSA, OneGuard and Landmark Home Warranty. Solely for convenience, the service marks, trademarks and trade names referred to in this Proxy Statement are presented without the SM, ®, and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these service marks, trademarks and trade names. All service marks, trademarks and trade names appearing in this Proxy Statement are the property of their respective owners.

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INFORMATION ABOUT THE 2019 ANNUAL MEETING OF STOCKHOLDERS AND VOTING

The Board of Directors of frontdoor, inc. is soliciting proxies for the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) to be held at the Peabody Hotel located at 118 South 2nd Street, Memphis, Tennessee 38103 on Monday, April 29, 2019, at 2:30 p.m. Central Time, and at any and all adjournments or postponements thereof. You may obtain directions to the 2019 Annual Meeting by contacting our investor relations representative at IR@frontdoorhome.com. This Proxy Statement contains information about the items stockholders will vote on at the 2019 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about March  29, 2019.

Who is entitled to vote?

As of the close of business on March 15, 2019 (such date and time, the “Record Date”), there were 84,617,424 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding. If you are a stockholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2019 Annual Meeting and at any and all adjournments or postponements of the 2019 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a stockholder of record or as beneficial owner for each matter presented for vote at the 2019 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., (“Computershare”) you are considered the stockholder of record with respect to those shares, and these proxy materials are being made available directly to you by or on behalf of the Company. As the stockholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote in person at the 2019 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available to you through your bank, broker, trustee or other nominee.

If I am a stockholder of record, how do I vote?

As a stockholder of record, you may vote in person at the 2019 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the 2019 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the 2019 Annual Meeting in person. You can revoke your proxy and change your vote at the 2019 Annual Meeting in one of the ways described below. If you attend the 2019 Annual Meeting in person, we will give you a ballot when you arrive.

If you do not wish to vote in person at, or if you will not be attending, the 2019 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.envisionreports.com/FTDR;

2. By telephone: call 1-800-652-8683 (toll-free within the United States, U.S. territories and Canada); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the 2019 Annual Meeting. Your bank, broker, trustee or other nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares in person at the 2019 Annual Meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2019 Annual Meeting.

If you do not wish to vote in person at the 2019 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in accordance with the instructions provided with your proxy materials in one of the following manners: over the Internet, by telephone or by mail.

How can I get access to the proxy materials over the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provided access to our proxy materials over the Internet. You can view our proxy materials for the 2019 Annual Meeting on the Internet on our corporate website at https://investors.frontdoorhome.com/annual-reports.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2019 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the Nasdaq Global Select Market (“Nasdaq”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under current Nasdaq rules, Proposal 1 (Election of Class I Directors), Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation), Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation), and Proposal 5 (Approval of Adoption of the 2019 Employee Stock Purchase Plan) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2019 Annual Meeting as follows:

Stockholders of Record. If you are a stockholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2019 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) attending the 2019 Annual Meeting and voting in person (attendance at the 2019 Annual Meeting, by itself, will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

What do I need to be admitted to the 2019 Annual Meeting?

If you own Common Stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you own Common Stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the Record Date, such as a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement or other similar evidence showing stock ownership as of the Record Date. If you are a representative of an entity that owns Common Stock, you must present a government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the Record Date. Cameras, recording devices and other electronic devices are prohibited at the Annual Meeting.

How many shares must be present or represented to constitute a quorum for the 2019 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2019 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2019 Annual Meeting. Abstentions and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2019 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Class I Directors. Each director nominee shall be elected by a majority of the votes cast, in person or by proxy, at the 2019 Annual Meeting, meaning that the number of votes cast, in person or by proxy, at the 2019 Annual Meeting “for” such director nominee must exceed the number of votes cast “against” such director nominee’s election. Neither an abstention nor a broker non-vote will affect the outcome of the election of directors.

Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2019. Abstentions will have the same effect as a vote against this proposal.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the proposal is required for the non-binding, advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Abstentions will have the same effect as a vote against this proposal. A broker non-vote will have no effect on the outcome of this proposal.

Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes To Approve Named Executive Officer Compensation. The affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on whether a stockholder vote to approve named executive officer compensation should occur every one, two or three years. Abstentions will have the same effect as a vote against this proposal. A broker non-vote will have no effect on the outcome of this proposal.

Proposal 5—Approval of the Adoption of the 2019 Employee Stock Purchase Plan. The affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the proposal will be required to approve the adoption of the 2019 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). Abstentions will have the same effect as a vote against this proposal. A broker non-vote will have no effect on the outcome of this proposal.

Other Matters. Any other matters that may properly come before the 2019 Annual Meeting will generally require that the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the 2019 Annual Meeting and entitled to vote on the proposal in order to approve any such proposal. If any other matter not discussed in this Proxy Statement properly comes before the 2019 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have the same effect as a vote against any such proposal.

Proposals 3 and 4 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the Class I director nominees to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for fiscal 2019 (Proposal 2); “FOR” the non-binding, advisory approval of the compensation of our named executive officers (Proposal 3); “1 YEAR” with respect to the non-binding, advisory vote on the frequency of future advisory votes to approve our named executive officer compensation (Proposal 4); and “FOR” the approval of the adoption of the Employee Stock Purchase Plan (Proposal 5).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare, will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual stockholders will be kept confidential in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of stockholders.

How will proxies be solicited and who will bear the cost of soliciting votes for the 2019 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to stockholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews. In addition, the Company has engaged the services of Kingsdale Shareholder Services, U.S. LLC (“Kingsdale”), 745 Fifth Avenue, 5th Floor, New York, New York, 10151 to assist in the proxy solicitation. For these and related advisory services, the Company has agreed to pay Kingsdale a fee of $10,000 plus telephone solicitation fees and any additional out-of-pocket expenses.

Who can help answer my questions?

We urge you to carefully read this entire Proxy Statement, including the documents that we refer to in this Proxy Statement. If you have any questions, or need additional material, please feel free to contact Kingsdale, the firm assisting us in the solicitation of proxies. Banks, brokers and stockholders located in North America may contact Kingsdale at its toll-free number: 1-866-581-1479. If outside North America, please call collect at 416-867-2272.

How can interested parties communicate with the Board of Directors?

Any stockholder or interested party who wishes to communicate with our Board of Directors as a whole, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at: c/o Corporate Secretary, frontdoor, inc., 150 Peabody Place, Memphis, Tennessee 38103 or Board_of_Directors@frontdoorhome.com.

Our Board of Directors has designated our General Counsel or his or her designee as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The General Counsel or his or her designee may communicate with the sender for any clarification. In addition, the General Counsel or his or her designee will promptly forward to the chair of the Audit Committee of the Board of Directors (the “Audit Committee”) and our General Counsel, as applicable, any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the General Counsel or his or her designee to be potentially material to us. As an initial matter, the General Counsel or his or her designee will determine whether the communication is a proper communication for the Board. The General Counsel or his or her designee will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the General Counsel or his or her designee to be immaterial to the Company.

When do we anticipate mailing the proxy materials to stockholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about March 29, 2019.

Important Notice Regarding the Availability of Proxy Materials

for the 2019 Annual Meeting of Stockholders to Be Held on April 29, 2019.

This Proxy Statement and the Annual Report to Stockholders are

available at https://investors.frontdoorhome.com/annual-reports.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their death, resignation or removal). The terms of directors in Classes I, II and III end at the annual meetings in 2019, 2020 and 2021, as indicated below:

Class I Directors (term expiring in 2019)

Peter L. Cella

Liane J. Pelletier

Class II Directors (term expiring in 2020)

Richard P. Fox

Brian McAndrews

Rexford J. Tibbens

Class III Directors (term expiring in 2021)

Anna C. Catalano

William C. Cobb

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), has nominated for election at the 2019 Annual Meeting as Class I directors, to serve until the 2022 annual meeting of stockholders and until their successors have been duly elected and qualified, the following slate of two nominees: Peter L. Cella and Liane J. Pelletier. Each of the Class I director nominees is currently serving as a director of the Company. Commencing with the 2020 annual meeting of the Company’s stockholders, directors of each class will be elected in the year in which the term for that class expires and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Consequently, by 2022, all of the Company’s directors will stand for election each year for one-year terms, and the Board will no longer be divided into three classes.

Unless authority to vote for the election of any or all of the nominees is withheld, your submission of a proxy will authorize the proxies to vote your shares in favor of each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Executive Officers and Directors of the Company”.

The Board of Directors recommends that you vote “FOR” the election of each of the Class I director nominees.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2019. The Audit Committee first retained Deloitte as our independent registered public accounting firm in October 2018 immediately following the Spin-off, and Deloitte served in that capacity for all of fiscal 2018.

The Audit Committee annually evaluates the independence and performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In addition, in conjunction with the mandated rotation of our external auditor’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of the external auditor’s new lead engagement partner.

In selecting Deloitte as our independent registered public accounting firm for fiscal 2019, the Audit Committee considered carefully Deloitte’s performance as the Company’s independent registered public accounting firm in fiscal 2018, its independence with respect to the services to be performed, its technical expertise and knowledge of the Company’s industry and operations, and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of the Company and our stockholders. Representatives of Deloitte are expected to be present at the 2019 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the stockholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the stockholders. If the selection of Deloitte is not ratified at the 2019 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment. Even in the event our stockholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during fiscal 2019 if the committee determines that such a change would be in the Company’s and its stockholders’ best interests.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2019.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is seeking advisory stockholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2018 executive compensation program of the Company was designed to achieve the following key objectives:

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Align executive interests with those of stockholders by focusing management on the attainment of the Company’s strategic objectives, rewarding long-term, value-creating growth, and encouraging stock ownership;

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Support the building of a highly engaged, high performance culture with a strong shared talent mindset in support of a one company philosophy as measured through the Company’s employee engagement survey, and succession plans for key positions;

•	Attract, retain, focus, and reward highly motivated talent with strong team orientation and sense of accountability;

•	Be performance-based, with variable pay constituting a significant portion of total compensation;

•	Encourage equity ownership among executives; and

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Target total direct compensation consisting of salary, annual cash incentive and long-term equity-based incentive awards to be competitive with our peer group to encourage growth and scale, while recognizing key competitive, fairness and performance considerations.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the 2018 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. In particular, a significant portion of the compensation of the named executive officers consists of long-term equity incentive compensation which aligns their compensation with the interests of stockholders over the long term.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how the Company’s compensation approach implements the Company’s compensation objectives.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes to approve named executive officer compensation should be held every one, two or three years. In satisfaction of this requirement, stockholders are being asked to indicate their preference for one, two or three years with respect to the frequency of future advisory votes to approve named executive officer compensation.

The optimal frequency of an advisory vote to approve named executive officer compensation depends on a judgment about the relative benefits and burdens of each of the options. The Compensation Committee and the Board of Directors believe an annual vote would allow stockholders to provide input on the Company’s compensation program on a more consistent basis and would align with prevailing corporate governance practices. As a result, the Compensation Committee and the Board of Directors recommend a vote for the holding of future advisory votes to approve named executive officer compensation every year.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote for the holding of future advisory votes to approve the compensation of our named executive officers every “1 YEAR”.

PROPOSAL 5

APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN

On March 21, 2019, the Board of Directors approved and recommended for approval by the Company’s stockholders the Employee Stock Purchase Plan, which is expected to be effective for offering periods commencing July 1, 2019. Under the Employee Stock Purchase Plan, eligible employees of the Company may purchase Common Stock, subject to IRS limits, during pre-specified offering periods at a purchase price equal to 85% of the closing price per share on the day preceding the last day of the applicable offering period, and such shares will be deemed to be purchased as of immediately prior to the opening of the primary exchange on which our shares are listed and traded on the relevant purchase date. If the Employee Stock Purchase Plan is approved by stockholders, our executive officers will be eligible to participate in the plan on the same terms and conditions as all other participating employees.

A description of the material provisions of the Employee Stock Purchase Plan is set forth below. The statements made in this Proposal 5 concerning terms and provisions of the Employee Stock Purchase Plan are summaries and do not purport to be a complete recitation of the Employee Stock Purchase Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Employee Stock Purchase Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated by reference herein.

Administration. The Employee Stock Purchase Plan is administered by our Compensation Committee, which may delegate authority under the Employee Stock Purchase Plan to members of management. The Compensation Committee (or its designee) has full authority to make, administer and interpret rules and regulations regarding administration of the Employee Stock Purchase Plan as it may deem necessary and such decisions are final and binding.

Shares Available Under the Employee Stock Purchase Plan. The maximum number of shares of our Common Stock which will be authorized for sale under the Employee Stock Purchase Plan is 1,250,000 and we have not yet issued any shares under the plan. As of March 15, 2019, the closing price of a share of our Common Stock was $35.89. The shares may consist, in whole or in part, of unissued shares or previously issued shares. The issuance of shares pursuant to the Employee Stock Purchase Plan will reduce the total number of shares available under the Employee Stock Purchase Plan.

Eligible Employees. All of our officers and employees (and the officers and employees of any of our parent or subsidiary corporations as determined under Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”)) are generally eligible to participate in the Employee Stock Purchase Plan, except that any employees who own 5% or more of the combined voting power or value of all of our issued and outstanding stock will not be eligible to participate. As of March 15, 2019, the number of employees eligible to participate in the Employee Stock Purchase Plan was approximately 2,200, which number represents all of our officers and employees.

Offering. Under the Employee Stock Purchase Plan, participants are offered the option to purchase shares of our Common Stock at a discount on the acquisition date for each offering period. Unless a participant previously canceled his or her participation in the Employee Stock Purchase Plan, the participant shall automatically purchase and acquire the number of shares of our Common Stock that his or her accumulated payroll deductions will buy at the purchase price. No fractional shares will be purchased. Accordingly, the balance of a participant’s contributions will be carried forward to the next offering period unless the participant elects to withdraw from the Employee Stock Purchase Plan. A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period.

Offering Period. A decision on when to commence offering periods under the Employee Stock Purchase Plan will be made if the plan is approved by the stockholders. It is expected that the offering periods will occur every six months beginning on July 1, 2019.

Eligible Compensation. Participants may not acquire rights to purchase shares under the Employee Stock Purchase Plan and any other employee stock purchase plans that may be adopted by the Company which accrue at a rate that exceeds $25,000 of the fair market value of such shares, determined at the time such option is granted, for each calendar year in which such option is outstanding and exercisable at any time. Subject to such limitations, the maximum value of shares that a participant shall have the right to purchase in any offering period shall be equal to 15% of the participant’s compensation earned during such offering period or such less percentage or other fixed dollar amount as the administrator shall determine. Prior to each offering period, the administrator will specify a maximum number of shares that may be purchased by any participant in such offering period and may also set a maximum aggregate number of shares that may be purchased with respect to such offering period.

Discount. Eligible employees who participate in the Employee Stock Purchase Plan elect to purchase our shares at a purchase price equal to 85% of the closing price per share on the day preceding the last day of the applicable offering period, and such shares will be deemed to be purchased as of immediately prior to the opening of the primary exchange on which our shares are listed and traded on the relevant purchase date. If our shares are not traded on such date, the closing price per share on the trading day immediately following such date will be used. For so long as our Common Stock is listed on the Nasdaq or other established stock exchange, the fair market value of the Common Stock on any given date will be equal to the closing sale price of our Common Stock on the exchange on which it is listed on the immediately preceding trading date.

Cancellation of Election to Purchase. A participant may cancel his or her participation in the Employee Stock Purchase Plan, but may not reduce or increase his or her contributions during an offering period. Termination of a participant’s employment for any reason, including retirement, death or failure to remain eligible for participation, will immediately terminate such participant’s participation in the Employee Stock Purchase Plan. In any of these cases, the participant is entitled to receive a refund of the funds collected on his or her behalf.

Rights as Stockholder. A participant will have no rights as a stockholder with respect to shares under election to purchase in any offering until our shares have been issued to the participant.

Holding Period. Shares purchased for a participant may not be sold, transferred or otherwise disposed of for six months following the purchase date, unless another period is designated by the administrator in advance of an offering period; provided, that such restrictions on the sale, transfer or disposition of such shares will cease as of immediately prior to a change in control.

Change in Capitalization or Other Corporate Event. The number of shares of our Common Stock available for purchase under the Employee Stock Purchase Plan, the purchase price, the maximum number of shares that may be purchased per participant, as well as the number or kind of shares covered by a purchase right under the Employee Stock Purchase Plan that has not yet been exercised, shall be proportionately adjusted as necessary or appropriate to reflect any stock dividend, stock split or share recombination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our Common Stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Employee Stock Purchase Plan.

Effect of a Change in Control. Upon a future change in control of the Company, the administrator may, in its sole discretion, (i) shorten an offering period such that the acquisition date is on or prior to the change in control, or (ii) grant substitute rights to purchase shares in accordance with Section 424 of the Code, unless otherwise provided in the agreement resulting in the change in control.

Amendment and Termination. The Board of Directors and/or the Compensation Committee may amend or terminate the Employee Stock Purchase Plan at any time, although no such amendment may be made without approval of our stockholders to the extent such approval would be required under Section 423 of the Code.

Term. The Employee Stock Purchase Plan will continue for ten years, unless earlier terminated by our Board of Directors or the Committee or upon the issuance of all of the shares available for issuance under the Employee Stock Purchase Plan.

New Plan Benefits. No purchases have been made under the Employee Stock Purchase Plan. Participation in the Employee Stock Purchase Plan is voluntary and depends on each employee’s election to participate and his or her determination as to the level of contributions to the Employee Stock Purchase Plan. Accordingly, it is not possible to determine the future benefits that will be received under the Employee Stock Purchase Plan.

Registration with the SEC. If the Employee Stock Purchase Plan is approved by stockholders, we expect to file a Registration Statement on Form S-8 with the SEC to register the shares of Common Stock that will be issuable under the Employee Stock Purchase Plan.

Federal Income Tax Consequences

The Employee Stock Purchase Plan is intended to qualify for the favorable tax treatment under Section 423 of the Code. The Employee Stock Purchase Plan is not qualified under Section 401(a) of the Code.

Generally, no income will be taxable to a participant at the time an option is granted to a participant or at the time shares of Common Stock are purchased under the Employee Stock Purchase Plan, the participant will generally be liable for tax, and the amount of the tax will depend on the holding period of the shares. If the shares are sold, or otherwise disposed of more than one year after the purchase date and more than two years after the right to purchase the shares is granted, or if the participant dies prior to such sale or other disposition, then the participant generally will recognize ordinary income in the year of such disposition (or the year of such participant’s death, if applicable) measured as the lesser of: (i) the excess, if any, of the fair market value of the shares at the time of such sale or disposition (or at the time of the participant’s death) over the purchase price paid by the participant, or (ii) the excess, if any, of the fair market value of the shares on the commencement date of the applicable offering period over the purchase price paid by the participant. Any gain in excess of the amount of ordinary income recognized by the participant will generally be treated as long-term capital gain. If the sale price is less than the purchase price, then the participant will not recognize any ordinary income and such deficit will be treated as a long-term capital loss.

Because the purchase price under the Employee Stock Purchase Plan (85% of the fair market value on the date of purchase) is not fixed or determinable at the time the option is granted (i.e., the commencement date of the applicable offering period), then for purposes of (ii) above, the purchase price shall be determined as if the option were exercised (i.e., the stock purchased) on the grant date. Accordingly, for purposes of computing taxable income upon a qualifying disposition, the amount of ordinary income will equal the lesser of (i) 15% of the fair market value on the date the option is granted, or (ii) the excess, if any, of the fair market value upon the date of the qualifying disposition (or death, if applicable) over the actual purchase price.

If the shares are sold or otherwise disposed of before the expiration of the one-year or two-year holding periods described above, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the participant’s holding period.

We generally will not be entitled to a deduction with respect to shares of Common Stock purchased under the Employee Stock Purchase Plan, unless the employee disposes of such shares prior to the expiration of the one-year or two-year holding periods described above. We generally will be entitled to a deduction only to the extent ordinary income is recognized by participants upon a sale or disposition prior to the expiration of the holding periods described above. In all other cases, no deduction is allowed by the Company.

Income realized under a Section 423(b) tax-qualified employee stock purchase plan is not subject to wage withholding or federal employment taxes. Moreover, Section 423(b) tax-qualified employee stock purchase plans are exempt from Code Section 409A, regardless of whether the stock is issued at a discount.

The foregoing is a general summary of the material U.S. federal income tax consequences of the Employee Stock Purchase Plan and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2018:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,500,000	(1)	$30.06	(2)	13,837,877	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	14,500,000		$30.06		13,837,877

(1)

Consists of 373,387 shares of our common stock issuable upon the exercise of outstanding stock options, and 259,203 shares of our common stock issuable upon the settlement of restricted stock units, or RSUs, and deferred share equivalents, or DSEs, awarded under our 2018 Omnibus Incentive Plan (the “2018 Plan”).

(2)	Reflects the weighted average exercise price of outstanding stock options of $30.06; and RSUs and DSEs of $0.

(3)

Consists of shares of our common stock available for future issuance under our 2018 Plan, pursuant to various awards the Compensation Committee may make, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock, performance-based awards and other equity-based awards.

The Board of Directors recommends that you vote “FOR” the approval of the 2019 Employee Stock Purchase Plan.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is composed of a majority of independent directors. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We currently have two directors in Class I, three directors in Class II and two directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The terms of directors in Classes I, II and III end at the annual meetings in 2019, 2020 and 2021, as indicated below:

Class I:	Mr. Cella and Ms. Pelletier serve in the first class of directors of the Board whose term expires at our 2019 annual meeting of stockholders;
Class II:	Mr. Fox, Mr. McAndrews and Mr. Tibbens serve in the second class of directors of the Board whose term expires at our 2020 annual meeting of stockholders; and
Class III:	Ms. Catalano and Mr. Cobb serve in the third class of directors of the Board whose term expires at our 2021 annual meeting of stockholders.

At the 2019 Annual Meeting, the successors of Class I directors will be elected to serve for a term of three years each. Commencing with the second annual meeting of stockholders following the Spin-off, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Consequently, by 2022, all of our directors will stand for election each year for one-year terms, and our Board will therefore no longer be divided into three classes. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the Board of Directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

The number of members on our Board of Directors may be fixed by resolution adopted from time to time by the Board of Directors. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors. Three of our directors previously served on the Board of Directors of ServiceMaster.

The Board of Directors held three meetings during fiscal 2018. All of our directors attended each of these three meetings. In addition, each director attended all meetings held by committees of the Board on which he or she served, with the exception of one director that did not attend one committee meeting held in 2018.

Director Independence

A majority of our Board of Directors is composed of directors who are “independent” as defined by the rules of the Nasdaq and the Corporate Governance Guidelines adopted by our Board of Directors. We will seek to have all of our non-management directors qualify as “independent” under these standards. Our Board of Directors has established guidelines to assist it in making its determination of director independence. These guidelines provide that no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with our Company or our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company or any of our subsidiaries).

For fiscal 2018, our Board of Directors determined that each of Messrs. Cella, Cobb, Fox and McAndrews and each of Mses. Catalano and Pelletier were independent under the director independence standards described above. Our Board of Directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent. References to “Frontdoor” or the “Company” above include any subsidiary in a consolidated group with Frontdoor.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC and the Nasdaq listing standards.

Our Audit Committee is primarily responsible, among its other duties and responsibilities, for oversight of the following:

•	our accounting, financial and external reporting processes and practices;

•	the quality and integrity of our financial statements and the audits of such financial statements;

•	the independence, qualifications and performance of our independent registered public accounting firm;

•	the effectiveness of our internal control over financial reporting and the performance of our internal audit function;

•	our system of disclosure controls and procedures;

•	the policies for hiring employees or former employees of our independent registered accounting firm;

•	the review of the Company’s earnings press release as well as financial information and earnings guidance provided therein;

•

the review of the annual audited financial statements or quarterly financial statements, as applicable, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein;

•	our compliance with legal and regulatory requirements and our standards of business conduct and ethics; and

•	the preparation of the Audit Committee Report required to be included in this Proxy Statement.

In furtherance of the above, our Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on our website.

The current members of the Audit Committee are Richard P. Fox (Chair), Peter L. Cella and Liane J. Pelletier. Our Board of Directors has designated each member as an “audit committee financial expert” and has determined that each member is “financially literate” under the Nasdaq listing standards. Our Board of Directors also has determined that each member of the Audit Committee is “independent” as defined under the Nasdaq listing standards and Exchange Act rules and regulations.

The Audit Committee held two meetings during fiscal 2018.

Compensation Committee

Our Compensation Committee is primarily responsible, among its other duties and responsibilities, for the following:

•	reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our Company and its subsidiaries (including the CEO);

•

establishing and overseeing the general compensation structure and policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our Company and its subsidiaries; and

•	reviewing and approving the “Compensation Discussion and Analysis” required to be included in this Proxy Statement.

The Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on our website.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the other named executive officers, see “Compensation Discussion and Analysis”.

The current members of the Compensation Committee are William C. Cobb (Chair), Anna C. Catalano and Liane J. Pelletier. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the Nasdaq listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

The Compensation Committee held two meetings during fiscal 2018.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is primarily responsible, among its other duties and responsibilities, for the following:

•	identifying and recommending candidates to the Board of Directors for election to our Board of Directors;

•	reviewing the composition of the Board of Directors and its committees;

•	developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us;

•	reviewing and evaluating current directors for re-nomination to the Board or re-appointment to any Board committee; and

•	overseeing the self-evaluation of the Board of Directors.

The charter of our Nominating and Corporate Governance Committee is available without charge on our website.

The current members of the Nominating and Corporate Governance Committee are Peter L. Cella (Chair), Richard P. Fox and Brian McAndrews. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the Nasdaq listing standards.

The Nominating and Corporate Governance Committee held one meeting during fiscal 2018.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee was established in 2018 in connection with the Spin-off. During 2018 prior to the Spin-off, we were not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by ServiceMaster, as described in the section of this Proxy Statement captioned “Executive Compensation.” During 2018 following the Spin-off, no member of the Compensation Committee was at any time an officer or employee of our Company or any of our subsidiaries nor was any such person a former officer of our Company or any one of our subsidiaries. During 2018, there were no related party transactions between our Company and any of our Compensation Committee members that require disclosure under SEC rules.

Corporate Governance

Board Leadership Structure

Our Board of Directors is currently led by our Chairman, William C. Cobb. As stated in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The Board believes this governance structure currently promotes a balance between the Board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. The Board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Executive Sessions

Our Board of Directors holds regular and special meetings throughout each calendar year. In conjunction with those meetings, executive sessions, which are meetings of the independent directors, are regularly scheduled throughout the year. Our non-executive Chairman will preside over the executive sessions of the Board. The committees of the Board, as described more fully above, also meet regularly in executive sessions.

Selection of Nominees for Election to the Board

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and select, or recommend that the Board select, Board candidates who the Nominating and Corporate Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board. The Nominating and Corporate Governance Committee will consider, among other things, the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with operations, finance or marketing or other fields that will complement the talents of the other Board members; willingness and capability to take the time to actively participate in Board and committee meetings and related activities; ability to work professionally and effectively with other Board members and the Company’s management; availability to remain on the Board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues. While neither the Nominating and Corporate Governance Committee nor the Board has adopted a formal policy regarding diversity, they evaluate each candidate in the context of the Board’s membership as a whole and seek to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board.

In identifying candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee will consider nominees recommended by directors, stockholders and other sources. The Nominating and Corporate Governance Committee will review each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee will recommend the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the Board of Directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: c/o Corporate Secretary, frontdoor, inc., 150 Peabody Place, Memphis TN 38103. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board of Directors. Our amended and restated bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the Board of Directors.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board of Directors any changes to the guidelines.

Stockholder Engagement

We expect all of our directors to attend our annual meetings of stockholders and be available to answer questions from stockholders at the meetings. Between meetings, we expect Rexford J. Tibbens, our President and Chief Executive Officer, and/or Brian K. Turcotte, our Senior Vice President and Chief Financial Officer, to engage with stockholders on a regular basis at industry and financial conferences, road shows, and one-on-one meetings.

Communicating with the Board of Directors

Any stockholder or interested party who wishes to communicate with our Board of Directors as a whole, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at: c/o Corporate Secretary, frontdoor, inc., 150 Peabody Place, Memphis, Tennessee 38103 or Board_of_Directors@frontdoorhome.com.

Our Board of Directors has designated our General Counsel or his or her designee as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The General Counsel or his or her designee may communicate with the sender for any clarification. In addition, the General Counsel or his or her designee will promptly forward to the chair of the Audit Committee and our General Counsel, as applicable, any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the General Counsel or his or her designee to be potentially material to us. As an initial matter, the General Counsel or his or her designee will determine whether the communication is a proper communication for the Board. The General Counsel or his or her designee will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the General Counsel or his or her designee to be immaterial to the Company.

Separately, our Board of Directors has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

Director Qualification Standards

The Nominating and Corporate Governance Committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the committee will consider, among other things, whether director candidates have relevant experience in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that our Board of Directors will have the necessary breadth and depth to perform its oversight function effectively. The committee may reevaluate the relevant criteria for Board membership from time to time in response to changing business factors or regulatory requirements. Our full Board of Directors will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Risk Oversight

Our Board of Directors as a whole has responsibility for overseeing our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board of Directors into the identification and assessment of key risks and our risk mitigation strategies. The full Board of Directors has primary responsibility for evaluating strategic and operational risk management including cybersecurity risk, and succession planning. Our Audit Committee is responsible for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight of compliance related to legal and regulatory exposure, and meets regularly with our chief legal and compliance officers. Our Audit Committee also undertakes responsibility for overseeing cybersecurity risk, including policies and procedures for assessing and managing that risk, and periodically meets with appropriate members of our management team regarding such risk. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full Board of Directors regarding these and other matters.

Code of Conduct and Financial Code of Ethics

Our Board of Directors has adopted a Financial Code of Ethics that applies to the CEO, CFO and Controller, or persons performing similar functions, and other designated officers and associates. Our Board of Directors also has adopted a Code of Conduct that applies to all of our directors, officers and associates. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Conduct are available without charge on our website.

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, by posting such information on our website.

Certain Securities Transactions

Short Selling

Our Board of Directors has adopted a policy that prohibits our directors and executive officers from short sales and transactions in puts and calls of our securities. Short sales of our securities evidence an expectation on the part of the seller that such securities will decline in value and signal to the market an absence of confidence in our short-term prospects. Short sales may also reduce the seller’s incentive to improve our performance.

Pledges and Hedges

In addition, the policy prohibits any of our directors and executive officers from pledging our securities or engaging in hedging transactions in our securities unless approved by the Compensation Committee. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other stockholders.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act, our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Executive Officers and Directors

Below is a list of our executive officers and directors and their respective ages (as of March 15, 2019).

Name	Age	Position
Rexford J. Tibbens	50	President and Chief Executive Officer, Director

Brian K. Turcotte	61	Senior Vice President and Chief Financial Officer

Jeffrey A. Fiarman	50	Senior Vice President, General Counsel and Secretary

William C. Cobb(1)	62	Chairman of the Board of Directors

Anna C. Catalano(1)	59	Director

Peter L. Cella(2)(3)	61	Director

Richard P. Fox(2)(3)	71	Director

Brian McAndrews(3)	60	Director

Liane J. Pelletier(1)(2)	61	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Nominating and Corporate Governance Committee.

Executive Officers

Rexford J. Tibbens. Mr. Tibbens has served as the President and Chief Executive Officer and as a member of the Board of Directors of the Company since May 2018. From April 2015 to February 2017, Mr. Tibbens served as the chief operating officer of Lyft, a leading on-demand transportation company based in San Francisco, California. While at Lyft, Mr. Tibbens worked to expand the service to every state and launched crucial strategic initiatives, including Lyft’s Nashville support center and Express Drive, a program that allowed potential Lyft drivers to rent vehicles so they could provide service in select cities. From August 2011 to March 2015, Mr. Tibbens served as a vice president at Amazon.com, Inc., a global e-commerce and technology company, where he led the technical and product development of Prime Now, Amazon’s one-hour delivery service. Before Amazon, Mr. Tibbens spent twelve years at Dell Inc., a global technology company, serving in a variety of operations and logistics roles, including as executive director of Global Services. Mr. Tibbens’ versatile experience in executive leadership, including service as the Company’s president and chief executive officer, a history of building strong cultures, repeated success in innovating and growing businesses and proven track record of delivering stockholder value, qualifies him to serve on our Board of Directors. Mr. Tibbens is a graduate from the University of Kentucky, with a bachelor’s degree in finance, and also holds an M.B.A. from Case Western Reserve University.

Brian K. Turcotte. Mr. Turcotte has served as the Senior Vice President and Chief Financial Officer of the Company since July 2018. From March 2013 to July 2018, Mr. Turcotte served in a variety of leadership roles at ServiceMaster, most recently as Treasurer and Vice President of Investor Relations. While at ServiceMaster, he also previously served as Vice President of finance for American Home Shield and Franchise Services Group, and Vice President of finance for the consolidated marketing group. Prior to joining ServiceMaster, from August 2007 to March 2013, Mr. Turcotte served as the vice president, finance and investor relations at Office Depot, a leading provider of business services and supplies, products and technology solutions, leading the shareholder communications effort, as well as having financial reporting responsibility for the company’s operations in Asia and Latin America. His career also includes time with Xylem Global Partners, a New York-based asset management firm, where he was vice president and equity analyst. Prior to that, he spent more than 25 years with International Paper, a global producer of pulp and paper products, holding a variety of leadership positions in investor relations, sales and marketing, global product development, and other functions at locations across the United States. Mr. Turcotte holds a bachelor’s degree in engineering from the State University of New York at Syracuse University and an M.B.A. from the New York University Stern School of Business.

Jeffrey A. Fiarman. Mr. Fiarman has served as the Senior Vice President, General Counsel and Secretary of the Company since August 2018. Prior to joining the Company, Mr. Fiarman served from July 2017 to August 2018 as general counsel for Wedgewood Pharmacy, a leading provider in the United States of customized medications for the veterinary market. Prior to joining Wedgewood Pharmacy, from September 2014 to July 2017, Mr. Fiarman advised startup companies and new business ventures, and co-founded an entrepreneurial venture focused on consumer wearable technology. From May 2013 until September 2014, Mr. Fiarman served as executive vice president, general counsel and secretary of IDEXX Laboratories, Inc., a leading animal diagnostics healthcare provider. While at IDEXX, he oversaw the company’s global legal, compliance, business development, regulatory and quality assurance functions. Prior to IDEXX, from June 2000 until April 2013, Mr. Fiarman served in various leadership roles with Weight Watchers International, Inc. (“WW”), a leading provider of weight management services, including seven years as executive vice president, general counsel and secretary, during which he provided oversight for a broad range of legal, regulatory, intellectual property and risk management functions. While at WW, Mr. Fiarman also served as the first general counsel and a member of the founding leadership team for WW’s internet business, the global cloud-based leader in consumer weight management services and products. Mr. Fiarman began his career as an attorney with Gibson, Dunn & Crutcher in Washington, D.C., specializing in corporate and tax law. Mr. Fiarman holds a bachelor’s degree in economics from The Wharton School of the University of Pennsylvania and a Juris Doctor from Columbia University School of Law.

Directors

William C. Cobb. Mr. Cobb was appointed to the Board of Directors of the Company in October 2018, and serves as Chairman of the Board of Directors and Chair of our Compensation Committee. Mr. Cobb served on the board of directors of ServiceMaster from April 2018 until the Spin-off. From May 2011 through July 2017, Mr. Cobb served as President and Chief Executive Officer of H&R Block, Inc., a provider of income tax return preparation and related services and products. From November 2000 to March 2008, Mr. Cobb served in various leadership roles at eBay, Inc., a global commerce and payments provider, including as President of eBay Marketplaces North America for four years and other senior management positions, including Senior Vice President and General Manager of eBay International and Senior Vice President of Global Marketing. Prior to joining eBay, Inc., Mr. Cobb held various marketing and executive positions at Pepsico (and Tricon Global Restaurants when it was spun off in 1997) from 1987 to 2000. These positions included Senior Vice President and Chief Marketing Officer for Tricon International, Senior Vice President and Chief Marketing Officer at Pizza Hut, and Vice President, Colas at Pepsi Cola. Mr. Cobb’s wide array of executive leadership roles, wealth of knowledge in technology and online-focused businesses, experience at a newly spun-off company, and history of service on public company boards qualify him to serve on our Board of Directors. Mr. Cobb holds an undergraduate degree in Economics from the University of Pennsylvania and an M.B.A. from the Kellogg School of Management at Northwestern University.

Anna C. Catalano. Ms. Catalano was appointed to the Board of Directors of the Company in September 2018, and serves as a member of our Compensation Committee. From 1979 until her retirement in 2003, Ms. Catalano served in various leadership roles at BP p.l.c., a global energy producer, and its predecessor Amoco Corporation. Most recently, from 2000 to 2003, she served as Group Vice President, Global Marketing, for BP p.l.c. Ms. Catalano has significant international business experience, having served as President of Amoco Orient Oil Company, including two years during which she lived in Beijing. Ms. Catalano has served on the board of directors and compensation committee of Kraton Corporation, a global producer of bio-based chemicals and specialty polymers, since 2011; on the board of directors of Willis Towers Watson p.l.c., a global risk advisory, broking, and solutions company, since 2016 (having previously served on the board of directors of Willis Group from 2006 until the merger of Willis Group and Towers Watson & Co.); and on the board of directors and compensation committee of HollyFrontier Corporation, a petroleum refiner, since November 2017. Ms. Catalano’s senior leadership experience and extensive knowledge in marketing and communications, combined with her broad public company board experience and expertise in corporate governance, executive compensation and board function, qualify her to serve on our Board of Directors. Ms. Catalano holds a Bachelor of Science degree in Business Administration from the University of Illinois, Champaign-Urbana.

Peter L. Cella. Mr. Cella was appointed to the Board of Directors of the Company in October 2018, and serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. Mr. Cella served on the board of directors of ServiceMaster from February 2017 until the Spin-off. Mr. Cella has been a private investor since August 2017. From 2011 to August 2017, Mr. Cella served as president and chief executive officer of Chevron Phillips Chemical Company LLC, a global petrochemical company. Previously, Mr. Cella served in various executive positions at BASF Corp., a global producer and marketer of chemicals and related products; INEOS Nitriles, a global producer of acrylonitrile, acetonitrile, and related chemicals; Innovene, LLC, a producer of olefins and derivatives; and BP p.l.c., a global energy producer. Mr. Cella serves on the board of directors of Saudi Aramco, the state-owned oil company of the Kingdom of Saudi Arabia and a global petroleum and chemical enterprise; and Inter Pipeline Ltd., a petroleum transportation, natural gas liquids processing and bulk liquid storage business; and Clockspring NRI, a privately-held supplier of pipeline and infrastructure repair products and services. Mr. Cella’s financial background and experience in executive leadership and running varied businesses, history of building strong leadership teams and experience on other company boards qualify him to serve on our Board of Directors. Mr. Cella received a Bachelor of Science degree in Finance from the University of Illinois and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management.

Richard P. Fox. Mr. Fox was appointed to the Board of Directors of the Company in October 2018, and serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Fox served on the board of directors of ServiceMaster from March 2014 until the Spin-off. Since 2001, Mr. Fox has been an independent consultant. From 2000 to 2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider. Mr. Fox spent 28 years at Ernst & Young LLP, a global accounting firm, last serving as managing partner at the firm’s Seattle office. He currently serves on the board of directors of LiveRamp Holdings, Inc., a successor of Acxiom Corporation, an identity platform solution company; Pinnacle West Capital Corporation, a vertically integrated electrical utility serving the State of Arizona; and Univar Inc., an international chemical distributor. Previously, he served on the boards of Pendrell Corporation, an intellectual property investment and advisory firm until 2014; Flow International Corporation, a machine tool manufacturer, until 2014; Orbitz Worldwide, Inc., an online travel company, until 2011; and PopCap Games, a developer and publisher of games, until it was acquired by Electronic Arts Inc. in 2011. Mr. Fox is a certified public accountant in the State of Washington and in 2018 he earned a professional certificate in cybersecurity from Carnegie Mellon’s Software Engineering Institute. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements and other audit committee and board functions. Mr. Fox’s financial, accounting and management expertise, along with his experience on other public company boards, qualify him to serve on our Board of Directors. Mr. Fox holds a Bachelor of Arts degree in Business Administration/BBA from the Ohio University and an M.B.A. from the Fuqua School of Business, Duke University.

Brian McAndrews. Mr. McAndrews was appointed to the Board of Directors of the Company in October 2018, and serves as a member of our Nominating and Corporate Governance Committee. Most recently, Mr. McAndrews served as president and chief executive officer, and chairman of the board of directors, of Pandora Media, Inc., an internet radio company, from 2013 until 2016. Prior to that, he served as a venture partner with Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013, and as a managing director of Madrona from 2009 to 2011. He also previously held executive positions at Microsoft Corporation, a global software company, and aQuantive, a leading digital marketing services and technology company which was acquired by Microsoft in 2007. Mr. McAndrews currently serves as the chairman of the board of GrubHub Inc., an online and mobile food-ordering company, and also serves on the board of directors of The New York Times Company, a multimedia news and information company, and Teladoc, Inc., a global leader in virtual medical care. He previously served on the boards of directors of Fisher Communications, Inc., Clearwire Corporation, and AppNexus Inc. Mr. McAndrews brings to the Company and the Board of Directors deep traditional and digital media experience gained through his role as a chief executive officer of public companies in the technology industry, as well as his private and public company directorships. In addition, this background and his understanding of digital advertising and the integration of emerging technologies qualifies Mr. McAndrews to serve on our Board of Directors. Mr. McAndrews holds a bachelor’s degree in economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

Liane J. Pelletier. Ms. Pelletier was appointed to the Board of Directors of the Company in September 2018, and serves as a member of our Audit Committee and Compensation Committee. Since 2011, Ms. Pelletier has served as an independent director, a private investor, and board advisor. From 2003 through 2011, Ms. Pelletier was the Chairwoman, Chief Executive Officer, and President of Alaska Communications Systems, an Alaska-based telecommunications and information technology services provider. Prior to this, Ms. Pelletier held a number of executive positions at Sprint Corporation, a telecommunications company. Ms. Pelletier currently serves on the board of directors and is chair of the nominating and governance committee of Expeditors International of Washington, Inc., a global logistics company, and is the lead independent director on the board of directors at ATN International, Inc., a holding company with investments in telecommunication companies and renewable energy companies. From 2011 through 2015, she served on the board of directors and was lead independent director as well as on the risk committee of Washington Federal, Inc., a bank holding company. Ms. Pelletier has also served on the boards of a number of private companies and non-profit organizations. In 2017, she earned a professional certificate in cybersecurity from Carnegie Mellon’s Software Engineering Institute. Ms. Pelletier’s experience in executive and boardroom leadership, particularly in highly regulated industries, and expertise in cybersecurity oversight, business model transformation and shareholder engagement qualify her to serve on our Board of Directors. Ms. Pelletier earned her B.A. in Economics from Wellesley College and a M.S. from the Sloan School of Business at the Massachusetts Institute of Technology.

There are no family relationships among our directors and executive officers.

INDEPENDENT AUDITOR FEES AND SERVICES

The following table summarizes the fees that Deloitte billed to us for fiscal 2018 for audit and other services. Audit fees also include an estimate of amounts not yet billed. No independent auditors provided any services directly to the Company during fiscal 2017, as we were part of ServiceMaster’s consolidated group during that period.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,097,000	$	n/a
Audit-Related Fees	$64,790		$n/a
Tax Fees	$0		$n/a
All Other Fees	$0	$	n/a

Total Fees	$1,161,790	$	n/a

Audit Fees

Audit fees for fiscal 2018 includes fees paid for professional services rendered by Deloitte in connection with the audit of the Company and other services associated with regulatory filings.

Audit-Related Fees

Audit-related fees for fiscal 2018 includes fees paid for professional services associated with support related to certifications performed for statutory requirements.

Tax Fees

Deloitte did not render any tax compliance, tax advice or tax planning services to us in fiscal 2018.

All Other Fees

Deloitte did not render any other services to us in fiscal 2018 not otherwise described above.

Pre-Approval Policy

The Audit Committee’s Policy Regarding Pre-Approval of Services of the Independent Auditor of frontdoor, inc. provides for pre-approval of audit, audit-related, tax and other services specifically described in the policy. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer or other appropriately designated officer, and must include a joint statement stating that the performance of such services will not impair the independence of the independent auditor and whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that such authority shall not include the approval of services for which the associated fees exceed $100,000. Pursuant to this delegation, the committee member to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated specific pre-approval authority to its chairperson, subject to and in accordance with the terms of the policy.

All of the services covered under the caption “Audit-Related Fees” described above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2018.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Richard P. Fox, Peter L. Cella and Liane J. Pelletier, (i) is an “independent” director based on Nasdaq Rule 5605 and our Corporate Governance Guidelines, (ii) satisfies the SEC’s additional independence requirement for members of audit committees, and (iii) is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and Deloitte, the Company’s independent registered public accounting firm for fiscal 2018, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with U.S. GAAP and regulations of the SEC. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Deloitte is responsible for expressing an opinion on the conformity of the Company’s financial statements with U.S. GAAP and, beginning with our fiscal year ending December 31, 2019, Deloitte will be responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has:

•	Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and discussed them with management and Deloitte;

•

Discussed with Deloitte various communications that Deloitte is required to provide to the Audit Committee, including matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte their independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018.

The Audit Committee has selected Deloitte as the Company’s independent registered public accounting firm for fiscal 2019, and the Board of Directors has approved submitting such selection to the stockholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of February 25, 2019, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Richard P. Fox, Chair

Peter L. Cella

Liane J. Pelletier

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted,

Compensation Committee

William C. Cobb, Chair

Anna C. Catalano

Liane J. Pelletier

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Prior to the Spin-off, we were a wholly-owned subsidiary of ServiceMaster. On October 1, 2018, the Spin-off was completed by a pro rata distribution to ServiceMaster’s stockholders of approximately 80.2% of our common stock. Each holder of ServiceMaster common stock received one share of our common stock for every two shares of ServiceMaster common stock held at the close of business on September 14, 2018, the record date of the distribution. In connection with the Spin-off, we formed our own Compensation Committee that is responsible for our executive compensation philosophy and programs prospectively, which may be different from the compensation programs that were in place for 2018. The Compensation Committee has the flexibility to establish appropriate compensation policies to attract and retain executives who are best positioned to execute on our business strategy.

Our named executive officers (“NEOs”) for 2018 were as follows:

•	Rexford J. Tibbens, President and Chief Executive Officer (“CEO”);

•	Brian K. Turcotte, Senior Vice President and Chief Financial Officer; and

•	Jeffrey A. Fiarman, Senior Vice President, General Counsel and Secretary.

Prior to the Spin-off, each of our NEOs was employed by ServiceMaster. Mr. Tibbens was hired to serve as our President and CEO, effective May 15, 2018. Mr. Turcotte, previously Treasurer and Vice President of Investor Relations of ServiceMaster, was promoted to serve as our Senior Vice President and Chief Financial Officer, effective July 25, 2018. Mr. Fiarman was hired to serve as our Senior Vice President, General Counsel and Secretary, effective August 27, 2018.

Our historical compensation strategy was primarily determined by the Compensation Committee of the Board of Directors of ServiceMaster (the “ServiceMaster Compensation Committee”), which approved and oversaw the administration of ServiceMaster’s executive compensation program during the first nine months of the 2018 fiscal year. Following the Spin-off, the Compensation Committee determined the Company’s executive compensation for the months of October, November and December 2018, and will continue to determine executive compensation for 2019 and beyond.

Since the information presented in this Proxy Statement relates to the full 2018 fiscal year, where appropriate, this Compensation Discussion and Analysis describes ServiceMaster’s compensation programs and decisions with respect to 2018, including elements of the compensation of our NEOs prior to the Spin-off as determined by the ServiceMaster Compensation Committee. Our compensation philosophy applicable for the last three months of 2018 was similar to ServiceMaster’s compensation philosophy for the preceding nine months and, as we move forward into 2019, we have refined, and expect to continue to refine, our compensation philosophy to both better align with our overarching business rationale as a newly independent public company and to be more reflective of our industry, business strategies and objectives, and peers.

Objectives of Our Compensation Program

Our compensation plans for executive officers (including the NEOs) are designed to:

•

Align executive interests with those of stockholders by focusing management on the attainment of the Company’s strategic objectives, rewarding long-term, value-creating growth, and encouraging stock ownership;

•

Support the building of a highly engaged, high performance culture with a strong shared talent mindset in support of a one company philosophy as measured through the Company’s employee engagement survey, and succession plans for key positions;

•	Attract, retain, focus, and reward highly motivated talent with strong team orientation and sense of accountability;

•	Be performance-based, with variable pay constituting a significant portion of total compensation, with differentiated awards based on an executive’s individual performance;

•	Encourage appropriate, and not excessive, risk taking;

•	Encourage equity ownership among executives; and

•

Target total direct compensation consisting of salary, annual cash incentive and long-term equity-based incentive awards to be competitive with our peer group to encourage growth and scale, while recognizing key competitive, fairness and performance considerations.

We believe that our pay actions for 2018 and the programs we have established for 2019 fully reflect these objectives.

Elements of Executive Compensation, including for NEOs

To meet these objectives, our executive compensation program consists of the following elements:

•	Salary, which is intended to attract and retain highly qualified executives and to recognize individual performance by the executive;

•	Annual cash incentive awards, which are intended to motivate each executive to achieve short-term Company performance goals while contributing to the attainment of long-term business objectives;

•	Special cash and/or equity awards for recruitment, retention or promotions from time to time;

•

Annual long-term equity incentive awards to motivate executives to achieve long-term performance goals and to provide equity ownership of our common stock to our executives to ensure goal alignment with our stockholders; and

•

Employee benefits, including retirement benefits, health and welfare benefits, perquisites, new hire bonus and relocation benefits, which are intended to attract and retain qualified executives by ensuring that our benefit programs are competitive.

Each of these elements, discussed in more detail below, plays an integral role in our balancing of executive rewards over short- and long-term periods and our ability to attract and retain key executives. We believe the design of our executive compensation program creates alignment between performance achieved and compensation awarded and motivates achievement of both annual goals and sustainable long-term performance.

Determination of Executive Compensation

Role of the Compensation Committee and Management

The role of our Compensation Committee is to assist our Board of Directors in the discharge of its responsibilities relating to our executive compensation program. The Compensation Committee is responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining salaries and short-term and long-term incentive awards.

The Compensation Committee will determine the CEO’s compensation and report and discuss the approved compensation with our Board of Directors. Our CEO will recommend to the Compensation Committee compensation for our other executive officers based on his assessment of each executive officer’s area of responsibility, individual performance, overall contribution and prevailing economic conditions. In the fourth quarter of 2018, our CEO provided input to the Compensation Committee regarding compensation mix, incentive plan design, and pay levels and inducement packages pertaining to the recruitment of new executives. These items were assessed by the Compensation Committee, with input from the Compensation Committee’s independent compensation consultant, Farient Advisors LLC (“Farient”), and considered by the Compensation Committee as part of its evaluation of our executive compensation program design. Management will continue to play an active role in evaluating our executive leadership team and determining their compensation in support of the Compensation Committee’s activities. However, the CEO does not play a role in determining his own compensation.

We believe that our executive compensation program must be attractive to compete in the market for executive talent and must support our growth strategy and business objectives. As a result of this focus, we rely on competitive pay practices and individual and business performance in determining the compensation of our executives. In making these compensation determinations, we also consider historical individual compensation levels and historical company payout levels for annual cash incentives. The executive compensation program and underlying philosophy are reviewed at least annually to determine what, if any, modifications should be considered.

Role of the Independent Compensation Consultant

On October 2, 2018, the Compensation Committee engaged the services of Farient as the Compensation Committee’s independent compensation consultant. During the compensation planning process, the Compensation Committee expects that Farient will provide analysis, recommendations, and advice, which will inform the Compensation Committee’s decisions. Farient’s services include, but are not limited to: (i) providing market pay comparisons pertaining to the Company’s executives; (ii) assisting in the design and administration of executive incentive plans to ensure appropriate linkage to stockholder value creation; (iii) updating the Compensation Committee on governance trends relating to executive compensation; and (iv) reviewing various proposals presented by management to the Compensation Committee on executive compensation matters. Pursuant to SEC rules, the Compensation Committee has assessed the independence of Farient and has concluded that Farient and the individual compensation advisers employed by Farient are independent and have no conflicts of interests that would prevent Farient from independently providing services to the Compensation Committee.

Peer Group

Our peer group was established in connection with the Spin-off with input from members of the ServiceMaster Board of Directors, their compensation consultant and our CEO and reflects a group of companies with similar or adjacent business models and who source talent from the same labor pools as the Company. In determining the peer group, the size and performance of the companies were taken into consideration, with revenues generally ranging from 0.3 to 2.5 times the revenue of the Company. The appropriateness of the companies comprising the peer group will be reassessed annually, and any changes to the composition of the group will be subject to approval by the Compensation Committee.

Peer Group
ANGI Homeservices	Pandora Media, Inc.
Chemed Corporation	Redfin Corp.
Etsy, Inc.	Shutterfly, Inc.
FirstService Corporation	Weight Watchers International, Inc.
GrubHub, Inc.	Yelp Inc.
H&R Block, Inc.	Zillow Group, Inc.
HomeServe plc

Following the Spin-off, the Compensation Committee has used the peer group as a reference point when reviewing the competitiveness of our executive compensation program and assisting with the design and operation of our annual incentive plan and long-term incentive awards.

Employment Agreements

Other than with respect to Mr. Tibbens, none of our NEOs have employment agreements relating to their employment with the Company. Mr. Tibbens was hired to serve as our President and CEO pursuant to an employment agreement with us, effective May 15, 2018. Mr. Turcotte was offered the position of Senior Vice President and Chief Financial Officer pursuant to an offer letter dated July 17, 2018. Mr. Fiarman was offered the position of Senior Vice President, General Counsel and Secretary pursuant to an offer letter dated July 5, 2018, and commenced employment on August 27, 2018. The material terms of Mr. Tibbens’ employment agreement and the offer letters we entered into with Messrs. Turcotte and Fiarman are described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement and Offer Letters.”

Components of Compensation

Pay Component	Role	Key Characteristics and Considerations

Salary	• Fixed portion of annual cash pay

•  Value of role in competitive marketplace

•  Value of role to the Company

•  Skills, experience and future potential of executives

•  Performance record of the executive

•  The difficulty of replacing the executive

Annual Incentive Plan • Cash Payouts	• Variable, at-risk portion of annual cash pay • Focus executives on annual corporate and departmental objectives that support our long-term strategy

•  Goals tied to key indicators of the Company’s success

•  For certain executives, annual incentive awards were guaranteed at target (prorated for service) for 2018 as a necessary inducement to join the Company

Long-term Incentives • Stock Options • Restricted Stock Units (“RSUs”)	• Align interests of executives and stockholders • Encourage equity ownership • Encourage retention of key talent

•  Realized value based on stock price performance

•  Awards with vesting periods that stretch over multiple fiscal years to create balance between short- and long-term objectives

•  In connection with the Spin-off, a portion of ServiceMaster equity was converted into Company equity, with vesting preserved in accordance with the original grant provisions

Sign-on Awards • Cash Payouts • Stock Options • RSUs	• Enable the successful recruitment of talented executives	• Cash and/or equity awards applied on a case by case basis to certain executives as an inducement to join the Company • Equity awards are time-vested

Pay Component	Role	Key Characteristics and Considerations
Benefits, Perquisites and Severance Protection	• Support the health and security of our executives and employees • Provide the opportunity for executives, like employees, to save on a tax-favored basis

•  Low emphasis on benefits and perquisites as a compensation element

•  Welfare and retirement benefits for executives same as those for all employees

•  Benefits, perquisites, and severance protection for executives based on competitive marketplace considerations and consistent with standards of good governance

Salary

The Compensation Committee will annually review the salaries of our executive officers and other members of the senior leadership team. The Compensation Committee may take into account various factors when considering annual merit increases, including: (i) competitive practice among the Company’s peer group, as well as general industry practice; (ii) the Company’s financial performance in the prior year and expectations for the coming year; and (iii) the impact that increased fixed costs will have on the ability to meet the Company’s annual operating plan.

The following table sets forth information regarding the 2018 salaries for our NEOs, which were set pursuant to their respective employment agreement or offer letter, as applicable.

Named Executive Officer	Salary as of December 31, 2018
Mr. Tibbens	$800,000
Mr. Turcotte	$430,000
Mr. Fiarman	$430,000

Effective April 1, 2019, the Compensation Committee determined to increase the salary of Mr. Turcotte from $430,000 to $460,100.

Annual Cash Incentive Awards

2018 Annual Cash Incentive Awards

Pursuant to the terms of their respective employment agreement or offer letter, each NEO was assigned an annual incentive target expressed as a percentage of salary. The specific target bonus for each NEO is listed in the table below:

Named Executive Officer	Annual Incentive Target as of Percentage of Salary
Rexford J. Tibbens, President and Chief Executive Officer	100	%(1)
Brian K. Turcotte, Senior Vice President and Chief Financial Officer	60%
Jeffrey A. Fiarman, Senior Vice President, General Counsel and Corporate Secretary	60	%(2)

(1)	For 2018, pursuant to the terms of his employment agreement, Mr. Tibbens’ annual cash incentive award was guaranteed to be no less than target, prorated for service during the 2018 fiscal year.

(2)	For 2018, pursuant to the terms of his offer letter, Mr. Fiarman’s annual cash incentive award was guaranteed to be no less than target, prorated for service during the 2018 fiscal year.

In February 2019, the Compensation Committee exercised its discretion to award annual cash incentive awards to eligible employees, including the NEOs, in recognition of the significant efforts made in executing the Company’s Spin-off and to enhance retention of key talent at a critical time of transition following the Spin-off. Since NEOs were originally awarded annual cash incentive awards under the ServiceMaster 2018 annual cash incentive program, which did not reflect input from our Compensation Committee, our Compensation Committee determined not to formulaically apply the program to our NEOs. Instead, the Compensation Committee used the ServiceMaster 2018 annual cash incentive program as a reference point when determining 2018 annual cash incentive awards. Accordingly, in February 2019, the Compensation Committee awarded Messrs. Tibbens, Turcotte and Fiarman bonuses in the amount of $500,000, $163,940 and $86,000, respectively. Bonus amounts for Messrs. Tibbens and Fiarman reflect their target annual cash incentive award, pro-rated for service during the 2018 fiscal year, as guaranteed by their employment agreement and offer letter, respectively.

2019 Annual Incentive Plan Awards

In March 2019, the Compensation Committee approved a new annual cash incentive plan (the “2019 AIP”) that is designed to reward the achievement of specific pre-set financial and strategic results measured over a fiscal year. The Compensation Committee determined that incentives for our NEOs under the 2019 AIP will be based on our performance with respect to the following performance goals with the following weightings: (1) Adjusted EBITDA (37.5%), (2) revenue (37.5%); and (3) one or more strategic performance goals (25%). The weighted achievement factor for each of the performance measures will be determined by multiplying the weight attributed to each performance measure by the applicable achievement factor for each measure based on the Company’s fiscal 2019 performance. For the performance measures, the achievement factor will generally be determined by measuring actual performance against the target goal based on a pre-established scale that provides for 25% for threshold performance, 100% for target performance and 175% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement factor will be adjusted on a linear interpolation basis. Actual amounts paid under the 2019 AIP will be calculated by multiplying each NEO’s salary in fiscal 2019 by (i) his 2019 AIP target annual cash incentive opportunity (which is reflected as a percentage of eligible salary) and (ii) the executive’s weighted achievement factor. Notwithstanding the establishment of the performance measures and the formula for determining the 2019 AIP award payment amounts, the Compensation Committee can exercise positive or negative discretion and award a greater or lesser amount to our NEOs than the amount determined by the 2019 AIP award formula if, in the exercise of its business judgment, the Compensation Committee determines that a greater or lesser amount is warranted under the circumstances.

Sign-on, Retention and Discretionary Bonuses

From time to time, we may award sign-on, retention and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

In connection with the commencement of his respective employment with us in 2018, Mr. Fiarman was provided with a $200,000 cash sign-on bonus.

In connection with the Spin-off, in 2017 ServiceMaster granted Mr. Turcotte a cash retention award of $154,000, of which 50% was paid at the completion of the Spin-off and the other 50% will pay out on the six-month anniversary of the Spin-off, subject to his continued employment. If Mr. Turcotte is terminated without cause or due to his death or disability, he will receive a prorated portion of the remaining retention award.

Long-Term Equity Incentive Awards

2018 ServiceMaster Long-Term Equity Incentive Awards

Pursuant to the terms of Mr. Tibbens’ employment agreement, the ServiceMaster Compensation Committee approved a prorated annual stock option award of ServiceMaster stock options with a grant date fair value of $625,000 (36,338 options), a prorated annual RSU award of ServiceMaster RSUs with a grant date fair value of $625,000 (10,952 RSUs), a sign-on stock option award of ServiceMaster stock options with a grant date fair value of $1,000,000 (58,140 options) and a sign-on RSU award of ServiceMaster RSUs with a grant date fair value of $1,000,000 (17,523 RSUs). These awards were approved with a grant date of May 15, 2018. The prorated annual stock option award granted to Mr. Tibbens vests and becomes exercisable in equal annual installments on the first four anniversaries of the February 18, 2018 vesting reference date, and the sign-on option award vests and becomes exercisable in equal annual installments on the first four anniversaries of the grant date, subject, in each case, to his continued employment with the Company. The prorated annual RSU award granted to Mr. Tibbens vests in equal annual installments on the first three anniversaries of the February 18, 2018 vesting reference date, and the sign-on RSU award vests in equal annual installments on the first three anniversaries of the grant date, subject, in each case, to his continued employment with the Company.

Upon promotion as the Company’s Chief Financial Officer, Mr. Turcotte was granted 4,333 ServiceMaster RSUs, which vest in equal installments on the first three anniversaries of the July 23, 2018 grant date, subject to his continued employment. Mr. Turcotte also received a 2018 annual award of 7,449 ServiceMaster stock options that vest and become exercisable in equal installments on the first four anniversaries of February 18, 2018; and an award of 2,421 RSUs that will vest in equal installments on the first three anniversaries of February 18, 2018, subject in each case to his continued employment with the Company. Mr. Fiarman received a sign-on award of ServiceMaster RSUs with a grant date value of $250,000 (4,126 RSUs) that vest in equal installments on the first three anniversaries of the grant date, subject to his continued employment. These awards were made to Mr. Fiarman with a grant date of August 27, 2018.

In connection with the Spin-off and pursuant to an employee matters agreement entered into between the Company and ServiceMaster, all ServiceMaster option awards were adjusted in order to preserve the aggregate value of the original ServiceMaster award and converted into stock options of the Company. In addition, pursuant to the employee matters agreement, all ServiceMaster RSU awards granted on or after April 23, 2018, and, as elected by Mr. Turcotte, Mr. Turcotte’s awards granted prior to April 23, 2018, were converted into RSUs of the Company and similarly adjusted to preserve the aggregate value of the original ServiceMaster award. The vesting terms of the awards did not change.

The table below summarizes the ServiceMaster equity awards that were granted to each of the NEOs in 2018, as converted into Company equity awards upon the Spin-off.

Named Executive Officer	Number of Company Stock Options	Number of Company RSUs
Mr. Tibbens	141,574	42,560
Mr. Turcotte	11,150	10,094
Mr. Fiarman	—	6,167

New Long-Term Equity Incentive Award Program

In connection with the Spin-off, our Board of Directors adopted and approved, and received stockholder approval of, the 2018 Omnibus Incentive Plan (the “2018 Plan”), effective as of October 1, 2018, which will allow us to design and implement a new long-term incentive program to align our executive compensation package with similarly situated public companies. The primary vehicles for delivering long-term incentives currently are time-vested stock options and restricted stock units. The Compensation Committee believes that options create strong alignment with stockholder interests, since value is delivered only in the event of share price appreciation. Meanwhile, time-vested restricted stock units balance the appreciation orientation of stock options with the objectives of real ownership and retention. Performance share units or other forms of performance-based incentive equity compensation may be used to supplement these long-term incentive vehicles to further enhance alignment with stockholder interests.

Fiscal 2019 Long-Term Incentive Awards

In February 2019, the Compensation Committee approved long-term equity incentive awards for 2019, 50% of which will be comprised of stock options and 50% of which will be comprised of time-vesting RSUs. The LTI Awards are expected to be granted in March 2019. The target total grant date fair values for each of Messrs. Tibbens, Turcotte and Fiarman will be 250%, 125% and 125% of their respective salaries.

The RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date. With respect to the options, 25% will vest on the first anniversary of the grant date and 6.25% will vest on each quarterly anniversary thereafter, in each case, subject to the executive’s continued employment through the applicable vesting date. The post-termination vesting and exercise rights will be substantially the same as the rights that apply to the stock options and RSUs (other than Mr. Tibbens’ sign-on RSUs) granted to the NEOs in 2018 and described below under the heading “—Potential Payments Upon Termination or Change in Control—Equity Awards.”

Fiscal 2019 Performance Awards

In order to reinforce the performance and growth agenda of the Company, in February 2019 the Compensation Committee also approved one-time performance-based RSU awards (“PRSUs”) for each of our NEOs pursuant to the 2018 Plan. The PRSUs are expected to be granted in March 2019. The target PRSU dollar values for each of Messrs. Tibbens, Turcotte and Fiarman will be $2,000,000, $537,500 and $430,000, respectively. The target PRSU dollar values will be converted into a number of PRSUs based on the closing price of the Company’s common stock on the Nasdaq on the trading day that immediately precedes the grant date. The PRSUs will provide that 50% of the award will vest if the Company achieves certain revenue performance goals and the remaining 50% of the PRSUs will generally vest if the Company achieves certain weighted average market cap (“WAMC”) performance goals, in each case, measured over four consecutive fiscal quarters during the five-year performance period. If the PRSUs do not vest prior to the end of the five-year performance period, the total number of PRSUs that vest at the end of the performance period will range from 0% to 100% as determined by measuring actual performance over the final four fiscal quarters of the performance period against the performance goals based on a pre-established scale.

If the executive’s employment terminates for any reason other than as described below, all unvested PRSUs will be forfeited. Upon death or disability during the performance period, the PRSUs will remain eligible to vest for the entire performance period based on the Company’s actual performance. If the executive’s employment is terminated without cause or the executive terminates his employment for good reason, the PRSUs will continue to vest until the earlier of (1) the end of the performance period or (2) two quarters following the quarter in which the termination occurs. Upon a change in control during the performance period, the PRSUs will immediately vest in full.

Retirement Benefits

Our employees, including the NEOs, are generally eligible to participate in the Frontdoor Profit Sharing and Retirement Plan, as it may be amended from time to time (the “PSRP”). The PSRP is a tax qualified 401(k) defined contribution plan under which we may make discretionary matching contributions. Similar to ServiceMaster’s approach, we provide for a matching contribution in the PSRP where associates receive a dollar-for-dollar match on the first one percent of their contributions, and then a $0.50 per dollar match on the next two percent to six percent contributed.

Employee Benefits and Executive Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the NEOs. The NEOs are eligible for the same health and welfare benefit programs on the same basis as the rest of our employees, including medical and dental care coverage, life insurance coverage and short- and long-term disability.

We limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our compensation goal of enabling us to attract and retain superior executives for key positions.

In connection with their hiring, Messrs. Tibbens and Fiarman were entitled to benefits pursuant to the Company’s executive relocation program, including reimbursement of relocation expenses in accordance with the terms and conditions of that program. In addition, pursuant to Mr. Tibbens’ employment agreement, through the first anniversary of May 15, 2018, he is entitled to corporate housing in the Corporate Headquarters area and reimbursement for reasonable weekly commuting expenses between Seattle, Washington, and Memphis, Tennessee, consistent with the business travel reimbursement policies applicable to the Company’s executive officers, each on a fully tax grossed-up basis. Pursuant to the terms of Mr. Fiarman’s offer letter, the Company covers reasonable commuting expenses from Connecticut to Memphis, Tennessee up to a maximum of 50 round trips per year, including both airfare and ground transportation, consistent with the business travel policies applicable to the Company’s executive team members.

Post-Termination Compensation

Messrs. Tibbens and Fiarman each have a severance arrangement with us either as part of their employment agreement, in the case of Mr. Tibbens, or offer letter, in the case of Mr. Fiarman. The severance benefits that Messrs. Tibbens and Fiarman are entitled to pursuant to the terms of their respective employment agreement or offer letter, as applicable, are described in detail below under the heading “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements.” For a description of the potential vesting of outstanding equity awards that may occur in connection with certain termination events, see “—Potential Payments Upon Termination or Change in Control—Equity Awards” below.

Clawback Policy

In connection with the Spin-off, our Board of Directors adopted a clawback policy that provides the Compensation Committee with the discretion to claw back performance-based compensation under certain circumstances in the event of a restatement of the Company’s financial statements or misconduct.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for members of the Board of Directors and for executive and certain other officers of the Company in order to further align the interests of our directors and such officers with our stockholders. Under these guidelines, such officers and non-employee directors are expected to own shares of our common stock in the following amounts:

Role	Multiple
CEO	6 times annual salary
Other Executive and Specified Officers	3 times annual salary
Non-Employee Directors	5 times annual cash retainer

Under these guidelines, such officers and non-employee directors may not dispose of any shares of the Company they acquire until the ownership requirements are satisfied and, thereafter, must remain in compliance with such requirements upon completion of any disposition of shares.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by each of our NEOs for fiscal 2018. Amounts for 2018 reflect compensation paid to our NEOs by ServiceMaster prior to the Spin-off and by us after the Spin-off.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
Rexford J. Tibbens	2018	$500,000	500,000		$1,625,069	$1,781,569	—	—	$143,151	(6)	$4,549,789
President and Chief Executive Officer

Brian K. Turcotte	2018	$384,836	$240,940	(7)	$382,583	$131,997	—	—	$9,625	(8)	$1,149,981
Senior Vice President and Chief Financial Officer

Jeffrey A. Fiarman	2018	$143,333	$286,000	(9)	$250,036	—	—	—	$74,192	(10)	$753,561
Senior Vice President, General Counsel and Secretary

(1)

Amounts reported reflect the NEO’s annual salary earned during the fiscal year paid by ServiceMaster prior to the Spin-off and by the Company after the Spin-off, taking into account increases, if any, in salary during the course of the year, and are not reduced to reflect the NEO’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees. Such increases in annual salary, if any, for NEOs were determined following the beginning of that year. Mr. Tibbens’ salary earned in fiscal 2018 reflects that portion of his annual salary earned from May 15, 2018, the date he joined the Company as its President and Chief Executive Officer, and that there were no increases in his annual salary after the date he joined the Company. Mr. Fiarman’s salary earned in fiscal 2018 reflects that portion of his annual salary earned from August 27, 2018, the date he joined the Company as its Senior Vice President, General Counsel and Secretary, and that there were no increases to his annual salary after the date he joined the Company. Mr. Turcotte’s salary reflects an increase in annual salary in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company. Therefore, salary earned in fiscal 2018 for Mr. Turcotte reflects a salary paid at different annual rates during such fiscal year. For additional details on actions taken with respect to the salaries of the applicable NEOs in fiscal 2018, see “—Compensation Discussion and Analysis—Determination of Executive Compensation—Salary”.

(2)

For additional details with respect to fiscal 2018 bonus determinations, see “—Compensation Discussion and Analysis—Determination of Executive Compensation—Annual Cash Incentive Awards—2018 Annual Cash Incentive Awards” above.

(3)

Amounts reported reflect the aggregate grant date fair value as calculated in accordance with applicable accounting standards with respect to time-vesting RSU awards that were granted by ServiceMaster to the NEOs in fiscal 2018 prior to the Spin-off and converted into Company awards in connection with the Spin-off as described in “—Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Awards—2018 ServiceMaster Long-Term Equity Incentive Awards” above. The grant date fair value with respect to the ServiceMaster RSU awards was based solely on the closing price of ServiceMaster common stock on the New York Stock Exchange (“NYSE”) on the day before each applicable grant date or if the market was closed on the date of grant, the last trading day that immediately preceded the day before each applicable grant date.

(4)

Amounts reported reflect the aggregate grant date fair value as calculated in accordance with applicable accounting standards with respect to time-vesting stock option awards that were granted by ServiceMaster to the NEOs in fiscal 2018 prior to the Spin-off and converted into Company awards in connection with the Spin-off as described in “—Compensation Discussion and Analysis—Determination of Executive Compensation—2018 ServiceMaster Long-Term Equity Awards” above. The assumptions made in determining option values with respect to awards granted during fiscal 2018 are disclosed in Note 11 to the audited consolidated and combined financial statements included in our 2018 Annual Report on Form 10-K.

(5)	The Company does not have a non-qualified deferred compensation plan. Prior to the Spin-off, none of the NEOs participated in the ServiceMaster non-qualified deferred compensation plan.

(6)

Amount reported for Mr. Tibbens includes relocation benefits, and the related tax gross-up payment, pursuant to the terms of his employment agreement in the following amounts: $36,650 for temporary housing paid by the Company, $22,274 for reimbursement of additional relocation expenses under the Company’s executive relocation program and $42,911 in related tax gross-up payments. Amounts reported also include reimbursement of legal expenses related to the negotiation of Mr. Tibbens employment contract with the Company, reimbursement for commuting costs, as well as amounts related to the personal use of the ServiceMaster aircraft and related tax gross-up payment and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Tibbens’ benefit.

(7)

Prior to, and in connection with the Spin-off, ServiceMaster granted Mr. Turcotte a cash retention award of $154,000, of which $77,000 was paid in 2018 at the completion of the Spin-off and the other $77,000 will pay out in fiscal 2019 on the six-month anniversary of the Spin-off, subject to his continued employment. For additional information regarding Mr. Turcotte’s retention bonus, see “—Compensation Discussion and Analysis—Determination of Executive Compensation—Sign-on, Retention and Discretionary Bonuses.”

(8)	Amount reported for Mr. Turcotte reflects contributions by the Company to its savings plan for salaried U.S. employees for Mr. Turcotte’s benefit.

(9)

Mr. Fiarman received a $200,000 sign-on cash bonus that was paid thirty days after his commencement date of August 27, 2018. For additional information regarding Mr. Fiarman’s sign-on bonus, see “—Compensation Discussion and Analysis— Determination of Executive Compensation — Sign-on, Retention and Discretionary Bonuses.”

(10)

Amount reported for Mr. Fiarman includes reimbursement for temporary housing paid by the Company and relocation expenses under the Company’s executive relocation program, $20,983 in related tax gross-up payments with respect to such relocation benefits, reimbursement of commuting costs pursuant to the terms of Mr. Fiarman’s offer letter, and amounts with respect to contributions by the Company to its savings plan for salaried U.S. employees for Mr. Fiarman’s benefit.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

The following table sets forth information regarding non-equity incentive plan awards, stock option awards and RSU awards granted to our NEOs during fiscal 2018. The stock option awards and RSU awards were granted by ServiceMaster to the NEOs in fiscal 2018 prior to the Spin-off and converted into Company awards in connection with the Spin-off as described in “—Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Awards—2018 ServiceMaster Long-Term Equity Incentive Awards” above. The Company did not grant any other awards to the NEOs in fiscal 2018. All equity award amounts and option exercise prices are presented below on a post-conversion basis.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)		Target ($)		Maximum ($)
Rexford J. Tibbens	5/15/2018							16,369			$625,031
	5/15/2018							26,191			$1,000,038
	5/15/2018								54,452	$38.19	$685,225
	5/15/2018								87,122	$38.19	$1,096,344
		$100,000	(4)	$500,000	(4)	$750,000	(4)
Brian K. Turcotte	7/23/2018							6,476			$250,057
	2/18/2018							3,618			$132,526
	2/18/2018								11,150	$36.63	$131,997
		$46,180		$230,902		$346,352
Jeffrey A. Fiarman	8/27/2018							6,167			$250,036
		$17,200	(4)	$86,000	(4)	$129,000	(4)

(1)

The amounts reported in this column reflect the number of Company RSUs received in connection with the Spin-off. On May 15, 2018, Mr. Tibbens received a prorated annual award from ServiceMaster of 10,952 RSUs and a sign-on award of 17,523 RSUs. Mr. Turcotte received an annual award from ServiceMaster of 2,421 RSUs on February 18, 2018 and a special award of 4,333 RSUs on July 23, 2018. On August 27, 2018, Mr. Fiarman received a sign-on award from ServiceMaster of 4,126 RSUs.

(2)

The amounts reported in this column reflect the number of Company options received in connection with the Spin-off. On May 15, 2018, Mr. Tibbens received a prorated annual stock option award from ServiceMaster of 36,338 stock options and a sign-on stock option award of 58,140 stock options. On February 18, 2018, Mr. Turcotte received an annual award of 7,449 stock options from ServiceMaster.

(3)	Amounts shown represent the grant date fair value of the applicable RSUs and stock options granted during fiscal 2018, each as calculated in accordance with applicable accounting standards.

(4)

Amounts reported reflect the applicable threshold, target and maximum payouts established by the ServiceMaster Compensation Committee under the ServiceMaster 2018 annual cash incentive program, which our Compensation Committee determined not to apply to the Company’s NEOs. The threshold funding factor was 20% of target and the maximum funding factor was 150% of target. Messrs. Tibbens and Fiarman were each entitled to a guaranteed annual cash incentive award at no less than target, prorated for service during the 2018 fiscal year. For additional details with respect to fiscal 2018 bonus determinations, see “—Compensation Discussion and Analysis—Determination of Executive Compensation—Annual Cash Incentive Awards—2018 Annual Cash Incentive Awards” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement and Offer Letters

Mr. Tibbens’ Employment Agreement

Mr. Tibbens was hired to serve as our CEO pursuant to an employment agreement with us, effective May 15, 2018. Mr. Tibbens’ agreement is initially for a term of four years subject to automatic one-year renewals thereafter, absent termination notice by either party. Under his employment agreement, Mr. Tibbens is entitled to receive an initial salary of $800,000, which amount is subject to annual review by the Compensation Committee, and a target annual incentive bonus opportunity of not less than 100% of his salary. For 2018, Mr. Tibbens’ annual bonus will be no less than his target bonus, prorated for his service during the fiscal year. Beginning in 2019, Mr. Tibbens will be eligible for annual equity grants having a target total grant date value equal to 250% of his annual salary. Mr. Tibbens is also entitled to receive corporate housing through the first anniversary of his hire date, the reimbursement of reasonable weekly commuting expenses between Seattle, Washington, and Memphis, Tennessee through the first anniversary of his hire date, each on a fully tax grossed-up basis, the reimbursement of COBRA premiums for the first three months of his employment and the reimbursement for reasonable legal fees incurred related to his employment agreement, not to exceed $20,000 in the aggregate. Mr. Tibbens’ employment agreement also provided for the initial equity awards described above under “2018 ServiceMaster Long-Term Equity Awards”. The employment agreement also contains certain restrictive covenants, including confidentiality of information, noncompetition, non-solicitation and non-disparagement covenants. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and non-disparagement covenants apply at all times during the term of his employment with the Company and for one year thereafter. See “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements” below for a description of the payments and benefits Mr. Tibbens is entitled to under his employment agreement in connection with a termination of his employment.

Mr. Turcotte’s Offer Letter

Mr. Turcotte was offered the position of Senior Vice President and Chief Financial Officer pursuant to an offer letter dated July 17, 2018. Under his offer letter, Mr. Turcotte is entitled to receive an initial salary of $430,000 and a target annual incentive bonus opportunity of 60% of his salary. Beginning in 2019, Mr. Turcotte will be eligible for annual equity grants having a target total grant date value equal to 125% of his annual salary. Mr. Turcotte’s offer letter also provided for the equity award described above under “2018 ServiceMaster Long-Term Equity Awards”.

Mr. Fiarman’s Offer Letter

Mr. Fiarman was offered the position of Senior Vice President, General Counsel and Secretary pursuant to an offer letter dated July 5, 2018, and commenced employment on August 27, 2018. Under his offer letter, Mr. Fiarman is entitled to receive an initial salary of $430,000 and a target annual incentive bonus opportunity of 60% of his salary. For 2018, Mr. Fiarman’s annual bonus will be no less than his target bonus, prorated for his service during the fiscal year. Beginning in 2019, Mr. Fiarman will be eligible for annual equity grants having a target total grant date value equal to 100% of his annual salary. Mr. Fiarman’ offer letter also provided for a cash sign-on bonus of $200,000 and for the equity award described above under “2018 ServiceMaster Long-Term Equity Awards.” Finally, pursuant to Mr. Fiarman’s offer letter, the Company covers reasonable commuting expenses from Connecticut to Memphis, Tennessee up to a maximum of 50 round trips per year, including both airfare and ground transportation, consistent with the business travel policies applicable to the Company’s executive team members. See “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements” below for a description of the payments and benefits Mr. Fiarman is entitled to under his offer letter in connection with a termination of his employment.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table sets forth information regarding unexercised stock options and RSUs that were not vested for each NEO as of the end of fiscal 2018. There were no vested or unvested equity incentive plan awards held by the NEOs. All information presented in the table below is presented on a post-conversion basis. See “—Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Awards—2018 ServiceMaster Long-Term Equity Awards” for a description of the treatment of the outstanding ServiceMaster non-qualified stock options and RSUs at the Spin-off.

		Option Awards						Stock Awards
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
		Exercisable		Unexercisable
Rexford J. Tibbens	5/15/2018			54,452	(2)*	$38.19	5/15/2028
	5/15/2018			87,122	(3)*	$38.19	5/15/2028
	5/15/2018							16,369	(4)*	$435,579
	5/15/2018							26,191	(5)*	$696,943

Brian K. Turcotte	2/18/2018			11,150	(3)*	$36.63	2/18/2028
	2/20/2017	3,545	(3)	10,634	(3)	$25.70	2/20/2027
	2/22/2016	2,752	(3)	5,504	(3)	$26.49	2/22/2026
	2/24/2015	4,149	(3)	4,149	(3)	$21.51	2/24/2025
	9/13/2013	6,539	(8)			$7.65	9/13/2023
	7/23/2018							6,476	(5)*	$172,326
	2/18/2018							3,618	(5)*	$96,275
	2/20/2017							3,243	(6)	$86,296
	2/22/2016							1,258	(7)	$33,475

Jeffrey A. Fiarman	8/27/2018							6,167	(5)*	$164,104

*	Shows grants made in fiscal 2018, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2018 Table.

(1)

Amounts shown represent the number of shares underlying the RSU multiplied by $26.61, the closing market price of our common stock on the Nasdaq on December 31, 2018, the last trading day of fiscal 2018.

(2)

Time-vesting stock options, which vest and become exercisable in four equal annual installments on the February 18, 2019, 2020, 2021 and 2022 vesting reference dates, subject to continued employment with the Company.

(3)

Time-vesting stock options, which vest and become exercisable in four equal annual installments beginning on the first anniversary of the original grant date, in each case, subject to continued employment with the Company.

(4)	Time-vesting RSUs, which will vest in three equal annual installments on the February 18, 2019, 2020 and 2021 vesting reference dates, subject to continued employment with the Company.

(5)	Time-vesting RSUs, which vest in three equal annual installments beginning on the first anniversary of the original grant date, in each case, subject to continued employment with the Company.

(6)	Time-vesting RSUs, which will vest in two equal installments on February 20, 2019 and 2020, in each case, subject to continued employment with the Company.

(7)	Time-vesting RSUs, which will vest on February 22, 2019, subject to continued employment with the Company.

(8)	Time-vesting stock options, which were fully vested and exercisable prior to the Spin-off.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2018

The following table sets forth information regarding option exercises and RSUs that vested in fiscal 2018 with respect to ServiceMaster awards granted to certain of our NEOs prior to the Spin-off. There were no option exercises or RSUs that vested in 2018 following the Spin-off.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rexford J. Tibbens	—	—	—	—
Brian K. Turcotte	30,297	$536,314	9,995	$316,519
Jeffrey A. Fiarman	—	—	—	—

(1)

Reflects the aggregate of the difference between the applicable market price of the shares of the ServiceMaster common stock on the NYSE acquired at exercise and the applicable exercise price of the options, multiplied by the number of shares underlying the options.

(2)	Reflects the aggregate market value of the shares of ServiceMaster common stock acquired upon vesting based on the fair market value of the ServiceMaster common stock on the NYSE on the vesting date.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2018

The Company has no nonqualified defined contribution or other nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries and table describe and quantify the potential payments and benefits that we would provide to our NEOs in connection with their termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the terms of the executive’s current employment and equity award agreements with us were in effect on, and the termination of employment and/or change in control occurred on, December 31, 2018, the last business day of fiscal 2018.

Severance Benefits—Employment Arrangements

Mr. Tibbens

Pursuant to Mr. Tibbens’ employment agreement, if Mr. Tibbens’ employment is terminated without “cause” by the Company or by him for “good reason” (in each case, as defined in Mr. Tibbens’ employment agreement), Mr. Tibbens will be entitled to receive: (1) continuation of his salary for a period of 12 months, if the date of termination occurs on or after January 1, 2020, or 24 months, if the date of termination occurs prior to January 1, 2020; (2) a lump sum payment equal to his target bonus; (3) reimbursement of COBRA health insurance premiums paid by him for 12 months following the date of termination (18 months plus payment of an amount equal to the COBRA premium for up to an additional six months if such termination occurs prior to January 1, 2020); (4) payment for any accrued but unused vacation days; and (5) the bonus that he would have been paid in respect of the fiscal year in which the date of termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which he was employed, based on actual performance.

In the event Mr. Tibbens’ employment is terminated by reason of death or disability prior to May 15, 2022, Mr. Tibbens (or his executors or legal representatives) will be entitled to receive (1) the bonus that he would have been paid in respect of the fiscal year in which the date of termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which he was employed, based on actual performance and (2) payment for any accrued but unused vacation days.

Payments of Mr. Tibbens’ severance benefits are subject to him signing a general release of claims and continued compliance with certain restrictive covenants, including confidentiality of information and non-competition, non-solicitation and non-disparagement covenants. The confidentiality covenant has an indefinite term, and the non-competition, non-solicitation and non-disparagement covenants each have terms effective both during the term of his employment and for one year following any termination of employment. In addition, payments and benefits are reduced in connection with a change in control (within the meaning of Section 280G of the Code) to the highest amount that may be paid to Mr. Tibbens without subjecting any payment to the excise tax, so long as he would retain a greater net after-tax payment if the payments are reduced.

Mr. Fiarman

Mr. Fiarman’s offer letter provides that if his employment is terminated by the Company without “cause” or by him for “good reason” (in each case, as defined in his offer letter), Mr. Fiarman will be entitled to receive: (1) an amount equal to 12 times his monthly salary in effect on the date of termination, paid in 12 equal monthly installments; (2) an amount equal to his target bonus during the year of termination, paid in 12 equal monthly installments; and (3) if the termination occurs after June 30 of any year, the bonus that he would have been paid in respect of the fiscal year in which the date of termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which he was employed, based on actual performance.

Equity Awards

Termination without “Cause” or by Executive for “Good Reason”

If an NEO’s employment is terminated by us without cause or if the executive voluntarily terminates his or her employment for any reason, all unvested stock options and RSUs (other than Mr. Tibbens’ sign-on RSUs) immediately terminate. Upon such a termination, the NEO may exercise vested options before the first to occur of (1) the three-month anniversary of the NEO’s termination of employment, (2) the expiration of the options’ normal term, after which date such options are cancelled or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment. If Mr. Tibbens’ employment is terminated by us without “cause” or by him for “good reason” (in each case, as defined in Mr. Tibbens’ employment agreement), all of his unvested sign-on RSUs will immediately vest.

Death or Disability

If an NEO’s employment terminates by reason of death or disability, all unvested options will vest, and all options will remain exercisable until the first to occur of (1) the one-year anniversary of the executive’s date of termination, (2) the expiration of the options’ normal term, after which date such options are cancelled, or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment. With respect to RSUs, the portion of unvested RSUs that would vest on the next vesting date following the termination will vest on a pro-rata basis.

Termination in Connection with a Change in Control

Pursuant to the 2018 Plan, upon a change in control, no cancellation, acceleration of vesting or other payment shall occur with respect to any stock option or RSU if our Board of Directors reasonably determines prior to the change in control that the executive shall receive an “alternative award” meeting the requirements of the plan; provided, however, if within two years following a change in control, the NEO’s employment is terminated without cause or by the NEO for good reason, at a time when any portion of the alternative award is unvested, the unvested portion of such alternative award shall immediately vest in full and such executive shall be provided with either cash or marketable stock equal to the fair market value of the stock subject to the alternative award on the date of termination.

Restrictive Covenants

As a condition of receiving their 2018 equity awards, each of Mr. Turcotte and Mr. Fiarman agreed to certain restrictive covenants, including non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants each have terms effective both during the term of the executive’s employment with the Company and for 12 months following any termination of employment. In addition, as a condition to receiving his sign-on and annual equity awards, Mr. Tibbens agreed to be subject to the same restrictive covenants contained in his employment agreement as described above, including confidentiality of information and non-competition, non-solicitation and non-disparagement covenants; provided, however, that in the case of his stock options the post-termination restriction period is extended to 24 months.

Estimated Payments and Benefits Upon Termination

The following table describes the potential benefits that would have been payable to our NEOs under existing contractual arrangements assuming a termination occurred on December 31, 2018, the last business day of fiscal 2018. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. The amounts reported below related to the acceleration of outstanding equity awards assume a share price equal to $26.61, the closing market price of our common stock on the Nasdaq on December 31, 2018, the last trading day of fiscal 2018.

	R. Tibbens	B. Turcotte	J. Fiarman
Termination by the Company without Cause, or by Executive for Good Reason
Severance Payments(1)	$2,400,000	$38,885	$688,000
Prorated Bonus Payment(2)	$500,000	—	$86,000
COBRA Payment(3)	$39,714	—	—
Accrued but Unused Vacation	$10,262	$33,077	$1,379
Equity Award Acceleration(4)	$696,943	—	—

Total	$3,646,919	$71,962	$775,379

Termination in Connection with Change in Control
Severance Payments(5)	$2,400,000	$38,885	$688,000
Prorated Bonus Payment(2)	$500,000	—	$86,000
COBRA Payment(3)	$39,714	—	—
Accrued but Unused Vacation	$10,262	$33,077	$1,379
Equity Award Acceleration(6)(9)	$1,132,521	$419,870	$164,104

Total	$4,082,497	$491,832	$939,483

Death or Disability(10)
Severance Payments(7)	—	$38,885	—
Prorated Bonus Payment(2)	$500,000	—	—
COBRA Payment	—	—	—
Accrued but Unused Vacation	$10,262	$33,077	$1,379
Equity Award Acceleration(8)(9)	$237,840	$150,737	$19,026

Total	$748,102	$222,699	$20,405

(1)	Amounts reported reflect a cash severance payment which includes the following:

•	Mr. Tibbens: continuation of his salary for 24 months ($1,600,000) a lump sum payment equal to his target 2018 bonus ($800,000).

•	Mr. Turcotte: a prorated portion of his outstanding retention award ($38,885).

•	Mr. Fiarman: salary in effect on the date of termination ($430,000) and an amount equal to his target 2018 bonus ($258,000).

(2)	Amounts reported reflect actual prorated annual bonuses at target that were awarded to Messrs. Tibbens and Fiarman for 2018.

(3)	Amounts reported reflect costs of COBRA health insurance premiums for 24 months assuming 2018 rates.

(4)	Amount reported reflects the accelerated vesting of Mr. Tibbens’ sign-on RSUs pursuant to the terms of his employment agreement.

(5)	Amounts reported reflect a cash severance payment which includes the following:

•	Mr. Tibbens: continuation of his salary for 24 months ($1,600,000) and a lump sum payment equal to his target 2018 bonus ($800,000).

•	Mr. Turcotte: a prorated portion of his outstanding retention award ($38,885).

•	Mr. Fiarman: salary in effect on the date of termination ($430,000) and an amount equal to his target 2018 bonus ($258,000).

(6)	Amounts reported reflect the value of the full accelerated vesting of the NEO’s outstanding stock option and RSU awards, as applicable, following a termination in connection with a change in control.

(7)	Amount reported reflects a prorated portion of Mr. Turcotte’s outstanding retention award.

(8)

Amounts reported reflect the value of the full accelerated vesting of the NEO’s outstanding stock option awards and the prorated portion of unvested RSUs that would vest on the next vesting date following a termination by reason of death or disability.

(9)

The amounts reported reflect the “spread” value for stock options granted to Mr. Turcotte prior to fiscal 2018, in each case representing the difference between the applicable exercise price and $26.61, the closing market price of our common stock on the Nasdaq on December 31, 2018, the last trading day of fiscal 2018. No amounts are reported with respect to the stock options granted to Messrs. Tibbens and Turcotte in fiscal 2018 as there was no “spread value” with respect to such options.

(10)

In addition to the amounts reflected, upon death each NEO’s estate would receive a life insurance payout of $300,000; and upon disability as defined in the Company’s disability benefit plan, Messrs. Turcotte and Fiarman, each of whom elected to participate in the plan, would receive $15,000 per month.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation for non-employee directors, our Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of our Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

Compensation and Stock Paid to Directors

Members of our Board of Directors who are not employees of the Company receive an annual retainer of $200,000, of which $80,000 is payable quarterly in cash (i.e., $20,000 per quarter) and $120,000 is payable annually at the time of the Annual Meeting of Stockholders in shares of fully vested common stock. Each director may elect to defer the receipt of the shares of common stock as deferred share equivalents to a point in the future. The shares are issued pursuant to the 2018 Plan and the number of shares of the Company’s common stock granted as part of the annual retainer is determined by using the grant date fair value, as defined as the closing price of the Company’s common stock on the Nasdaq on the trading day that immediately precedes the grant date. This value is then used to determine the number of shares required to satisfy the share portion of the director’s annual retainer, rounded up for the avoidance of fractional shares.

In addition to the amounts described above, the non-employee Chairman of the Board of Directors receives an additional annual cash retainer of $50,000 paid quarterly (i.e., $12,500 per quarter) and an additional $100,000 award of fully vested common stock payable annually at the time of the Annual Meeting of the Stockholders. The chairpersons of the Audit Committee and the Compensation Committee each receive an additional annual cash retainer of $20,000 paid quarterly (i.e., $5,000 per quarter) and the chairperson of the Nominating and Corporate Governance Committee receives an additional cash retainer of $10,000 paid quarterly (i.e., $2,500 per quarter).

All of our directors are reimbursed for reasonable expenses incurred in connection with attending Board meetings and committee meetings. The Company will also reimburse certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

The applicable annual cash retainers and stock awards paid by the Company for service during fiscal 2018 were prorated accordingly. Since Messrs. Cella, Fox and Cobb previously received a 2018 annual stock award while serving as directors of ServiceMaster, only Ms. Pelletier, Ms. Catalano and Mr. McAndrews were granted a prorated annual stock award. The Company also granted Mr.  Cobb a prorated portion of his extra stock award in connection with his service as Chairman of the Board of Directors.

Director Summary Compensation Table

The following table sets forth information concerning the compensation by the Company of our directors (other than Mr. Tibbens who is a named executive officer) for fiscal 2018. Thomas E. Courtney and Marisol Natera, who served as interim directors of the Company prior to the Spin-off, received no compensation from the Company for such service. Amounts reported do not include any compensation received by Messrs. Cella, Fox and Cobb for their service as directors of ServiceMaster prior to the Spin-off.

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
William C. Cobb(3)(4)	$37,500	$56,448	$93,948
Anna C. Catalano(4)	$20,000	$74,340	$94,340
Peter L. Cella(5)(6)	$22,500	—	$22,500
Richard Fox(5)(6)	$25,000	—	$25,000
Brian McAndrews(6)	$20,000	$67,410	$87,410
Liane Pelletier(4)(5)	$20,000	$74,340	$94,340

(1)	Amounts consist of the cash retainers earned in fiscal 2018 and paid quarterly for services rendered as directors on our Board of Directors.

(2)

Stock awards consist solely of awards of the Company’s fully vested common stock. The amounts shown represent the aggregate grant date fair value of stock awards granted by the Company in fiscal 2018 calculated in accordance with applicable accounting standards for services on the Company’s Board of Directors after the Spin-off. On October 2, 2018, Messrs. Cobb and McAndrews and Mses. Catalano and Pelletier were granted a prorated annual stock award of fully vested shares of the Company’s common stock and, in the case of Mr. Cobb, an additional prorated portion of his extra stock award in connection with his service as Chairman of the Board of Directors, with a grant date fair value as follows: Mr. Cobb, $56,448; Ms. Catalano, $74,340; Mr. McAndrews, $67,410; and Ms. Pelletier, $74,340, based solely on the closing price of our common stock on the Nasdaq on the day before the date of the grant.

(3)	Chairman of Board of Directors.

(4)	Member of the Compensation Committee.

(5)	Member of the Audit Committee.

(6)	Member of the Nominating and Corporate Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date (unless otherwise indicated below) by (i) beneficial owners known to us to own more than 5% of our common stock (including ServiceMaster), (iii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act, (iv) each of our directors and (v) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. As to beneficial owners known to us to own more than 5% of our common stock, the information set forth in this table is based solely on our review of filings made by such persons under Sections 13(d) and 13(g) of the Exchange Act. Percentage ownership for such beneficial owners is calculated by dividing the number of shares beneficially owned by such persons, as reflected in the most recent filing by such persons of statements of beneficial ownership, by the 84,617,424 shares of our common stock outstanding on the Record Date. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which may reflect ownership as of a different date. With respect to each of our directors and named executive officers, in computing the number of shares beneficially owned by such person and the percentage ownership of such person, any shares of our common stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date or (ii) issuable upon the settlement of RSUs and deferred share equivalents held by that person within 60 days of the Record Date are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual stockholder.

Our capital consists of our common stock and our preferred stock. The percent of class calculations are based on the 84,617,424 shares of our common stock outstanding and zero shares of our preferred stock outstanding as of the Record Date. None of the shares held by our directors or executive officers has been pledged as security as of the Record Date.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

Name of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
ServiceMaster(1)	16,734,092	19.78%
Other Greater than 5% Stockholders:
T. Rowe Price Associates, Inc.(2)	9,650,730	11.41%
Janus Henderson Group plc(3)	6,881,191	8.13%
The Vanguard Group, Inc.(4)	5,917,032	6.99%
Eaton Vance Management(5)	5,588,487	6.60%
Capital Research Global Investors(6)	4,745,000	5.61%
Named Executive Officers and Directors:
Rexford J. Tibbens(7)(8)	17,698	*
Brian K. Turcotte(7)(8)	34,225	*
Jeffrey A. Fiarman(7)	—	*
William C. Cobb(7)(9)	5,017	*
Anna C. Catalano(7)	1,770	*
Peter L. Cella(7)(9)	5,222	*
Richard P. Fox(7)	7,843	*
Brian McAndrews(7)	1,605	*
Liane J. Pelletier(7)	1,770	*
All directors and executive officers as a group (9 persons)(10)	75,150	*

*	Amount represents less than 1% of our outstanding common stock.

(1)

The information concerning ServiceMaster Global Holdings, Inc. is based on a Schedule 13G filed on February 13, 2019 by ServiceMaster Global Holdings, Inc., a Delaware corporation, CDRSVM Investment Holding, LLC, a Delaware limited liability company, CDRSVM Holding, LLC, a Delaware limited liability company and The ServiceMaster Company, LLC, a Delaware limited liability company (collectively the “ServiceMaster Reporting Persons”). ServiceMaster Global Holdings, Inc. is the indirect, beneficial owner of 16,734,092 shares of our common stock. The record holder of such shares of our common stock is The ServiceMaster Company, LLC, which is a direct, wholly owned subsidiary of CDRSVM Holding, LLC, which is in turn a direct, wholly owned subsidiary of CDRSVM Investment Holding, LLC, which is in turn a direct wholly owned subsidiary of ServiceMaster Global Holdings, Inc. The ServiceMaster Reporting Persons share dispositive power with respect to the shares of our common stock. The address for ServiceMaster Global Holdings, Inc. and The ServiceMaster Company, LLC is 150 Peabody Place, Memphis, Tennessee 38103.

(2)

The information concerning T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2019 by T. Rowe Price Associates, Inc., a Maryland corporation. T. Rowe Price Associates, Inc. has sole voting power over 2,743,989 shares of our common stock and sole dispositive power over 9,650,730 shares of our common stock. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)

The information concerning Janus Henderson Group plc is based on a Schedule 13G as filed with the SEC on February 12, 2019 by Janus Henderson Group plc, a Jersey, Channel Islands company. Janus Henderson Group plc has shared voting power and shared dispositive power over 6,881,191 shares of our common stock. Janus Henderson Group plc has an indirect 97.11% ownership stake in Intech Investment Management LLC (”Intech”) and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), Janus Capital International Limited (“JCIL”), Perkins Investment Management LLC, Geneva Capital Management, Henderson Global Investors Limited and Janus Henderson Global Investors Australia Institutional Funds Management Limited, (each an “asset Manager” and collectively the “Asset Managers”). Due to this structure, holdings for the Asset Managers were aggregated for purposes of the 13G filing. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to as “Managed Portfolios”). Intech, as a result of its role as investment advisor or sub-adviser to the Management Portfolios, may be deemed to be a beneficial owner of 7,012 shares of our common stock held by such Managed Portfolios. JCIL, as a result of its role as investment advisor or sub-adviser to the Managed Portfolios, may be deemed to be the beneficial owner of 66,977 shares of our common stock held by such Managed Portfolios. Janus Capital, as a result of its role as investment advisor to the Managed Portfolios, may be deemed to be the beneficial owner of 6,807,702 shares of our common stock held by such Managed Portfolios. The address for each of these entities is c/o Janus Henderson Group plc 201 Bishopsgate EC2M 3AE, United Kingdom.

(4)

The information concerning The Vanguard Group, Inc. is based on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc., a Pennsylvania corporation. The Vanguard Group, Inc. has sole voting power over 38,295 shares of our common stock, shared voting power over 8,369 shares of our common stock, shared dispositive power over 39,174 shares of our common stock and sole dispositive power over 5,877,858 shares of our common stock. As a result of serving as investment manager of collective trust accounts, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,805 shares of our common stock. As a result of serving as investment manager of Australian investment offerings, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,859 shares of our common stock. The address for each of these entities is c/o The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

The information concerning Eaton Vance Management is based on a Schedule 13G filed with the SEC on February 14, 2019 by Eaton Vance Management. Eaton Vance Management has sole voting and dispositive power over 5,588,487 shares of our common stock. The address for Eaton Vance Management is 2 International Place, Boston, MA 02110.

(6)

The information concerning Capital Research Global Investors is based on a Schedule 13G filed with the SEC on February 14, 2019 by Capital Research Global Investors. Capital Research Global Investors has sole voting and dispositive power over 4,745,000 shares of our common stock. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)	The business address for these persons is c/o frontdoor, inc., 150 Peabody Place, Memphis, TN 38103, Attention: Corporate Secretary.

(8)

The number of shares beneficially owned includes any shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after the Record Date as follows: Mr. Tibbens, 13,612 shares and Mr. Turcotte, 30,219 shares.

(9)

The number of shares beneficially owned includes 5,017 and 3,518 deferred share equivalents received by Messrs. Cobb and Cella, respectively, which are scheduled to settle in shares of our common stock 30 days following the director’s departure from our Board of Directors.

(10)

The number of shares beneficially owned includes an aggregate of 43,831 shares that are subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after the Record Date.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Agreements with ServiceMaster

Following the Spin-off, we and ServiceMaster have operated separately, each as an independent public company. ServiceMaster retained a passive ownership interest in 19.8 percent of our common stock at the time of the Spin-off. We understand that ServiceMaster currently intends to dispose of all of our common stock that it retained after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the IRS private letter ruling.

Prior to the Spin-off, we entered into a separation and distribution agreement with ServiceMaster, which is referred to in this Proxy Statement as the “separation agreement” or the “separation and distribution agreement.” We also entered into various other agreements to provide a framework for our relationship with ServiceMaster after the Spin-off, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement. These agreements provide for the allocation between Frontdoor and ServiceMaster of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) associated with the American Home Shield business and govern certain relationships between Frontdoor and ServiceMaster after the Spin-off.

In addition to the above agreements, ServiceMaster and Frontdoor entered into two sublease agreements prior to the Spin-off, pursuant to which Frontdoor leases from ServiceMaster a portion of ServiceMaster’s current headquarters and a portion of ServiceMaster’s Memphis customer care center. These sublease agreements, individually and in the aggregate, are not material to Frontdoor’s business.

The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are filed as exhibits to the Registration Statement on Form S-1, filed by the Company with the SEC on March 1, 2019 (the “Registration Statement”). When used in this section, “distribution date” refers to the date on which ServiceMaster distributed shares of our common stock to the holders of shares of ServiceMaster common stock.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement identifies the assets transferred, the liabilities assumed and the contracts assigned to each of Frontdoor and ServiceMaster as part of the separation, and provided for when and how these transfers, assumptions and assignments occurred. In particular, the separation agreement provided, among other things, which:

•

assets (whether tangible or intangible) primarily related to, or included on the balance sheet of, the American Home Shield business, which are referred to as the “Frontdoor Assets”, were transferred to us, generally including:

•	equity interests in certain ServiceMaster subsidiaries that hold assets primarily related to the American Home Shield business;

•	customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to the American Home Shield business;

•	certain third-party vendor contracts for services primarily related to the American Home Shield business;

•	rights to technology, software and intellectual property primarily related to the American Home Shield business;

•	exclusive rights to information exclusively related to our business and nonexclusive rights to information related to the American Home Shield business;

•	rights and assets expressly allocated to us pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

•	permits used in our business; and

•	other assets that are included in our balance sheet;

•

liabilities primarily related to, or included on the balance sheet of, the American Home Shield business, which are referred to as the “Frontdoor Liabilities”, were retained by or transferred to us; and

•

all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Frontdoor Assets and Frontdoor Liabilities (such assets and liabilities, other that the Frontdoor Assets and the Frontdoor Liabilities, referred to as the “ServiceMaster Assets” and “ServiceMaster Liabilities”, respectively) were retained by or transferred to ServiceMaster.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither we nor ServiceMaster made any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either us or ServiceMaster, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets were transferred on an “as is”, “where is” basis, and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

Information in this Proxy Statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to us or ServiceMaster, as applicable, did not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, we or ServiceMaster, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse us or ServiceMaster, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

The separation agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, ServiceMaster distributed to its stockholders that hold shares of ServiceMaster common stock as of the record date for the distribution of at least 80.1 percent of the issued and outstanding shares of our common stock on a pro rata basis. Stockholders received cash in lieu of any fractional shares.

Financing

In connection with the separation and distribution, we incurred long-term debt consisting of $350 million in aggregate principal amount of senior unsecured notes and $650 million in aggregate principal amount of senior secured term loans. We also entered into a senior secured revolving credit facility with commitments in aggregate principal amount of $250 million. The notes and term loans were incurred in favor of ServiceMaster’s wholly owned subsidiary, The ServiceMaster Company, as partial consideration for the contribution of the American Home Shield business assets to us. The ServiceMaster Company exchanged the notes and term loans with a certain financial institution for $1 billion in aggregate principal amount of outstanding debt of The ServiceMaster Company owed to such financial institution.

Claims

In general, each party to the separation agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation agreement provides that we and our affiliates released and discharged ServiceMaster and its affiliates from all liabilities assumed by us as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to our business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. ServiceMaster and its affiliates released and discharged us and our affiliates from all liabilities retained by ServiceMaster and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

These releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents in connection with the separation.

Indemnification

In the separation agreement, we agreed to indemnify, defend and hold harmless ServiceMaster, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Frontdoor Liabilities;

•

the failure of us or any other person to pay, perform or otherwise promptly discharge any of the Frontdoor Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a ServiceMaster Liability, any guarantee, indemnification or contribution obligation for our benefit by ServiceMaster that survives the distribution;

•	any breach by us of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement in connection with the Spin-off, or in the information statement furnished in connection with the Spin-off (as amended or supplemented), other than any such statements or omissions directly relating to information regarding ServiceMaster, provided to us by ServiceMaster, for inclusion therein.

In the separation agreement, ServiceMaster agreed to indemnify, defend and hold harmless us, each of our affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the ServiceMaster Liabilities;

•

the failure of ServiceMaster or any other person to pay, perform, or otherwise promptly discharge any of the ServiceMaster Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

•	except to the extent relating to a Frontdoor Liability, any guarantee, indemnification or contribution obligation for the benefit of ServiceMaster by us that survives the distribution;

•	any breach by ServiceMaster of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding ServiceMaster, provided to us by ServiceMaster, for inclusion in the registration statement in connection with the Spin-off, or in the information statement furnished in connection with the Spin-off (as amended or supplemented).

The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both we and ServiceMaster agreed in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between ServiceMaster and us related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of ServiceMaster and us. If such efforts are not successful, either we or ServiceMaster may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, were paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation agreement includes access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both ServiceMaster and us.

Transition Services Agreement

We and ServiceMaster entered into a transition services agreement prior to the distribution pursuant to which we and ServiceMaster provide certain services to one another, on an interim, transitional basis. The services provided include certain information technology services, finance and accounting services and human resource and employee benefits services. The agreed-upon charges for such services are generally intended to allow the providing company to recover all costs and expenses of providing such services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be no later than December 31, 2019.

Subject to certain exceptions in the case of willful misconduct or fraud, the liability of ServiceMaster and Frontdoor under the transition services agreement for the services they provide will be limited to a specified maximum amount. The transition services agreement also provides that neither company shall be liable to the other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

We and ServiceMaster entered into a tax matters agreement prior to the distribution that governs the parties’ respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The tax matters agreement also imposes certain restrictions on us and our subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on ServiceMaster or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. If such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach.

Notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, we could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within our control could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, we may be required to indemnify ServiceMaster for taxes and certain related amounts resulting from the distribution and certain related transactions not qualifying as tax-free.

Employee Matters Agreement

We and ServiceMaster entered into an employee matters agreement prior to the distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

The employee matters agreement provides that, unless otherwise specified, ServiceMaster is responsible for liabilities associated with employees who are employed by ServiceMaster following the separation, former employees whose last employment was with the ServiceMaster businesses, and we are responsible for liabilities associated with employees who are employed by us following the separation and former employees whose last employment was with our businesses.

The employee matters agreement provides for the conversion of the outstanding awards granted under ServiceMaster’s equity compensation programs into adjusted awards relating to shares of our common stock, as described below under the heading “—Treatment of Equity-Based Compensation.” The adjusted awards generally are subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original ServiceMaster award immediately before the separation.

Treatment of Equity-Based Compensation

Outstanding ServiceMaster equity awards held by employees and nonemployee directors of Frontdoor at the time of the Spin-off were treated as follows:

Stock Options Held by Frontdoor Employees

Each ServiceMaster stock option held by a Frontdoor employee was converted into an option to purchase shares of our common stock. The exercise price and number of shares subject to each such Frontdoor stock option were adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster stock option, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms and life span of the stock options did not change.

Restricted Stock Units Held by Frontdoor Employees

Unless otherwise elected by a Frontdoor employee, each ServiceMaster RSU award (including performance RSU awards) held by such employee granted prior to April 23, 2018 was converted into an award in respect of both shares of ServiceMaster common stock and shares of our common stock. The number of shares of ServiceMaster common stock subject to each award was the same as the number of shares of ServiceMaster common stock subject to the award prior to the separation, while the number of shares of our common stock subject to the award were determined based on the number of Frontdoor shares distributed per ServiceMaster share in the separation. The vesting terms of the awards did not change.

Each ServiceMaster RSU award (including performance RSU awards) held by a Frontdoor employee granted on or after April 23, 2018 and if elected by a Frontdoor employee, such employee’s RSU awards granted prior to April 23, 2018, were converted into a Frontdoor RSU award. The number of shares of our common stock subject to the award were adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster RSU award, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms of the awards did not change.

Director Deferred Share Equivalents

Each award of ServiceMaster DSEs held by a Frontdoor nonemployee director was converted into a Frontdoor DSE award. The number of shares of our common stock subject to the award were adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster deferred share unit award, as measured immediately before and immediately after the distribution date, subject to rounding.

Stockholder and Registration Rights Agreement

We entered into a stockholder and registration rights agreement with ServiceMaster pursuant to which we agreed that, upon the request of ServiceMaster, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of our common stock retained by ServiceMaster. In addition, ServiceMaster agreed to vote any shares of our common stock that it retained immediately after the separation in proportion to the votes cast by our other stockholders. In connection with such agreement, ServiceMaster granted us a proxy to vote its shares of our common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from ServiceMaster to a person other than ServiceMaster, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer. We have filed the Registration Statement pursuant to the terms of the stockholder and registration rights agreement.

Sublease Agreements

Frontdoor and ServiceMaster entered into sublease agreements prior to the distribution, pursuant to which Frontdoor subleased office and call center facilities from ServiceMaster. Frontdoor subleased from ServiceMaster approximately 62,000 square feet, plus common area space, for its headquarters, and a portion of ServiceMaster’s Memphis customer care center. Frontdoor’s sublease for a portion of ServiceMaster’s Peabody Place headquarters is expected to have a term of approximately 15 years, and Frontdoor’s sublease for a portion of ServiceMaster’s Memphis customer care center is expected to have a term of seven years.

Frontdoor’s rent payments to ServiceMaster will generally be adjusted each year of the subleases to reflect increases or decreases in operating and maintenance expenses and other factors. ServiceMaster may terminate the subleases in the event of a material uncured default by Frontdoor.

Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written policy on related person transactions. The policy covers transactions involving us in excess of $120,000 in which any director, director nominee, executive officer or greater than five percent beneficial owner of Frontdoor, or any of their respective immediate family members, has or had a direct or indirect material interest, subject to certain exceptions set forth in the policy.

Under this policy, the general counsel must advise the Audit Committee of any related person transaction of which he or she becomes aware. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant facts and circumstances available to it, including, but not limited to, the benefits to the Company, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to associates generally.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to stockholders at the 2019 Annual Meeting for a vote. If other matters properly come before the 2019 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2018, except that Form 4s were filed one day late by Peter Cella, one of our directors, Rexford Tibbens, one of our directors and our President and Chief Executive Officer, Brian Turcotte, our Chief Financial Officer, and Chastitie Brim, our Vice President, Controller and Chief Accounting Officer. These late filings were to report the shares of our Common Stock issued pursuant to the dividend declared by ServiceMaster related to the Spin-off, and were not timely filed due to a technical issue with one of our vendors that we use to make these filings.

Procedures for Submitting Stockholder Proposals

The Company currently intends to hold its next annual meeting of stockholders, the 2020 Annual Meeting, in May 2020.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s 2020 proxy statement by submitting their proposals to the Company on or before November 30, 2019. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting.

In addition, the Company’s amended and restated bylaws (the “Bylaws”) establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and stockholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting; provided, however, that in the event that (x) the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting or (y) no annual meeting was held during the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper form, such notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters, as described in the Bylaws. Therefore, to be presented at the 2020 Annual Meeting, such a proposal must be received by the Company on or after December 31, 2019 but no later than January 30, 2020. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at frontdoor, inc., 150 Peabody Place, Memphis, Tennessee, 38103, 901-701-5400.

All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at frontdoor, inc., 150 Peabody Place, Memphis, Tennessee, 38103.

Stockholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside. Each stockholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its stockholders of record, a number of brokerage firms with account holders who are Company stockholders have instituted householding. Once a stockholder has consented or receives notice from his or her broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes his or her consent.

If your annual report and proxy statement have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the annual report and proxy statement by writing or calling us at the following address or telephone number:

frontdoor, inc.

Investor Relations

150 Peabody Place

Memphis, Tennessee, 38103

Telephone: (901) 701-5199

Annual Report and Other Corporate Documents

The Annual Report to Stockholders covering fiscal 2018 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on the Investors– SEC Filings page of our corporate website at www.frontdoorhome.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2018, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Financial Code of Ethics and Code of Conduct, are also available without charge to stockholders upon written request addressed to frontdoor, inc., c/o frontdoor, inc., Investor Relations, 150 Peabody Place, Memphis, Tennessee, 38103.

By Order of the Board of Directors

Jeffrey A. Fiarman

Senior Vice President, General Counsel and Secretary

Dated: March 29, 2019

APPENDIX A

FRONTDOOR, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I - PURPOSE

1.01	Purpose.

The purpose of the Plan is to provide a means by which Eligible Employees may purchase Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders. It is the Company’s intention to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered in a manner that is consistent with the requirements of Section 423 of the Code.

ARTICLE II - DEFINITIONS

2.01	Affiliate.

“Affiliate” means any parent corporation or subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code); provided, however, that for purposes of the definition of “Change in Control”, “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

2.02	Base Compensation.

“Base Compensation” means regular base straight-time gross earnings annualized as of the relevant Offering Commencement Date, excluding payments, if any, for overtime, incentive compensation, commissions, incentive payments, premiums, bonuses, and any other special remuneration of a Participant during an Offering Period. Notwithstanding the foregoing, the Committee may, in its discretion, on a uniform and nondiscriminatory basis, establish a different definition of “Base Compensation” for a subsequent Offering Period prior to the Offering Commencement Date of such subsequent Offering Period.

2.03	Board.

“Board” means the Board of Directors of the Company.

2.04	Change in Control.

“Change in Control” means the first to occur of any of the following events after the effective date of the Plan:

(a) the acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan (or related trust) of the Company or any of its Subsidiaries, or any Affiliates of the foregoing;

(b) the merger, reorganization, consolidation or other similar transaction involving the Company, as a result of which persons who were holders of voting securities of the Company immediately prior to such merger, reorganization, consolidation, or other similar transaction do not immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(c) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for the purpose of this clause (c); provided, further, that any director whose assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of the Company other than the Board shall not constitute an Incumbent Director;

(d) the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(e) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not immediately prior to such sale, transfer or other disposition, Affiliates of the Company;

in each case, provided, that with respect to options to purchase shares of Common Stock granted hereunder that are subject to Section 409A of the Code, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

2.05	Code.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.06	Committee.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part, including any subcommittee of the Board as designated by the Board in accordance with Section 10.01 hereof.

2.07	Common Stock.

“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

2.08	Company.

“Company” means frontdoor, inc., a Delaware corporation, and shall include any successor thereto.

2.09	Eligible Employees.

“Eligible Employees” means, subject to the limitations set forth in Section 4.02, any individual employed by the Company or an Affiliate, except (i) employees who are not employed by the Company or an Affiliate prior to the beginning of an Offering Period or prior to such other time period specified by the Committee; (ii) individuals who provide services to the Company or any of its Affiliates as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and (iii) employees who reside in countries for whom such employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence.

2.10	Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretive guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

2.11	Fair Market Value.

“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded as of the immediately preceding Trading Day, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; provided, that for the avoidance of doubt, any purchase of shares of Common Stock pursuant to this Plan shall be deemed to be purchased as of immediately prior to the opening of the primary exchange on which the Common Stock is listed and traded on the relevant Purchase Date; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

2.12	New Purchase Date.

“New Purchase Date” means a new Purchase Date, as designated by the Committee, if the Committee shortens any Offering Period then in progress.

2.13	Offering Commencement Date.

“Offering Commencement Date” means the first day of each Offering Period.

2.14	Offering End Date.

“Offering End Date” means the last day of each Offering Period.

2.15	Offering Period.

“Offering Period” means a six (6) month period established by the Committee in accordance with Section 5.01.

2.16	Participant.

“Participant” means, with respect to an Offering Period, an Eligible Employee who is participating in such Offering Period, as provided in Section 4.01.

2.17	Person.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.18	Plan.

“Plan” means this frontdoor, inc. 2019 Employee Stock Purchase Plan, as may be amended from time to time.

2.19	Proceeding.

“Proceeding” has the meaning set forth in Section 11.07(b).

2.20	Purchase Date.

“Purchase Date” means with respect to any Offering Period, the Offering End Date associated with such Offering Period (or such other date established by the Committee prior to the applicable Offering Commencement Date or pursuant to Section 9.02); provided, however, if any such date is not a Trading Day, the Purchase Date shall be the next business day that is a Trading Day.

2.21	Purchase Price.

“Purchase Price” means an amount per share of Common Stock equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date, or if such Purchase Date is not a Trading Day, the next business day that is a Trading Day.

2.22	Reserves.

“Reserves” has the meaning set forth in Section 9.01.

2.23	Restricted Period.

“Restricted Period” has the meaning set forth in Section 11.03(b).

2.24	Rule 16b-3.

“Rule 16b-3” has the meaning set forth in Section 10.01.

2.25	Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretive guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

2.26	Subscription.

“Subscription” means an Eligible Employee’s authorization for payment to be made by the Eligible Employee for Common Stock purchases under this Plan in the form and manner specified by the Company (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

2.27	Subsidiary.

“Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

2.28	Trading Day.

“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

ARTICLE III –SHARES OF COMMON STOCK

3.01	Shares of Common Stock Reserved For the Plan.

Subject to adjustment upon changes in capitalization of the Company as provided in Section 9.01, the maximum number of shares of Common Stock which may be issued under the Plan shall be 1,250,000. If the total number of shares of Common Stock to be issued on any Purchase Date exceeds the maximum number of shares of Common Stock available for issuance under the Plan, the Company shall (i) make a pro-rata allocation of the shares of Common Stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and the Committee determines to be equitable, (ii) return the balance of payroll deductions credited to the account of each Participant under the Plan as promptly as practicable, and (iii) have the discretion to terminate any or all Offering Periods then in effect pursuant to Section 5.01(a). If any rights granted under the Plan terminate for any reason without having been exercised, the shares of Common Stock not purchased under such rights shall again become available for issuance under the Plan.

3.02	Participant’s Interest in Rights to Purchase Common Stock.

(a) Until the applicable shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company), a Participant shall only have the rights of an unsecured creditor with respect to such shares of Common Stock, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares of Common Stock.

(b) The Participant shall have no interest in the shares of Common Stock covered by a right to purchase such shares of Common Stock under the Plan until such right has been exercised.

ARTICLE IV – ELIGIBILITY AND PARTICIPATION

4.01	Enrollment and Participation.

(a) Any individual who, on the day preceding an Offering Commencement Date, qualifies as an Eligible Employee, may elect to become a Participant in the Plan for such Offering Period by submitting a Subscription, in the form prescribed for this purpose by the Company. The Subscription shall be filed with the Company in accordance with the procedures as established by the Company. Eligible Employees may not have more than one (1) Subscription in effect with respect to any Offering Period.

(b) Once enrolled in the Plan, a Participant shall continue to participate in the Plan until such Participant ceases to be an Eligible Employee or withdraws from the Plan in accordance with Section 6.03. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to any new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 6.03. A Participant who withdraws from the Plan in accordance with Section 6.03 may again become a Participant if such person is then an Eligible Employee, by following the procedure described in Section 4.01(a).

4.02	Limitations on Participation.

(a) Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase shares of Common Stock pursuant to the Plan:

(i) if, immediately after the option is granted, such Eligible Employee owns shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Common Stock (for purposes of this Section 4.02(a)(i), the rules of Section 424 of the Code shall apply in determining stock ownership of any Eligible Employee), pursuant to the requirements of Section 423(b)(3) of the Code; or

(ii) which right permits such Eligible Employee to purchase shares of Common Stock under all employee stock purchase plans of the Company and its Affiliates that shall accrue at a rate which exceeds $25,000 in Fair Market Value of the Common Stock (determined at the time such right to purchase Common Stock is granted) for each calendar year in which such right is outstanding, pursuant to the requirements of Section 423(b)(8) of the Code. When applying the limitations of this Section 4.02(a)(ii), the right to purchase Common Stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase Common Stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of Fair Market Value of such Common Stock (determined at the time such option is granted) for any one (1) calendar year, and a right to purchase Common Stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option to purchase Common Stock.

(b) Prior to any Offering Commencement Date, the Company shall specify, with respect to the Purchase Date for the relevant Offering Period, a maximum number of shares of Common Stock that may be purchased by any Participant.

(c) Prior to any Offering Commencement Date, the Committee may specify, with respect to the Purchase Date for the relevant Offering Period, a maximum aggregate number of shares of Common Stock that may be purchased by all Participants. If the aggregate purchase of shares of Common Stock issuable on such Purchase Date would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro-rata (based on each Participant’s accumulated payroll deductions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

ARTICLE V – OFFERING PERIODS

5.01	Offering Periods.

(a) The Plan shall be implemented by consecutive Offering Periods with new Offering Commencement Dates commencing on the first Trading Day on or after January 1 and July 1 of each year (or at such other times as may be determined by the Committee). Each Offering Period shall comply with the requirements of Section 423(b)(5) of the Code. The Committee shall have the power to terminate or change the duration and/or frequency of the Offering Periods (including the Offering Commencement Date) with respect to future Offering Periods without shareholder approval. Any such changes shall be announced prior to the scheduled beginning of the affected Offering Period.

(b) A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering Period that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn such Participant’s Subscription in accordance with Section 6.03. Payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 6.03.

5.02	Grant of Option.

On each Offering Commencement Date, each Participant shall be automatically granted an option to purchase as many shares of Common Stock (rounded down to the nearest whole share of Common Stock) as may be purchased with such Participant’s payroll deductions during the related Offering Period at the Purchase Price, subject to the limitations set forth in Sections 3.01 and 4.02.

ARTICLE VI – PAYROLL DEDUCTIONS

6.01	Amount of Payroll Deductions.

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than one percent (1%) and no more than fifteen percent (15%) of such Participant’s Base Compensation on each payroll date that the Subscription is in effect. Payroll deductions shall commence on the first payroll date following the Offering Commencement Date and shall continue until the Participant changes the rate of such Participant’s payroll deductions or terminates such Participant’s participation in the Plan, in each case, as provided in Section 6.03.

6.02	Participant’s Account.

All payroll deductions made with respect to a Participant shall be credited to such Participant’s recordkeeping account under the Plan. A Participant may not make any separate cash payment into such account; provided, however, the Committee may, in its sole discretion, allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law or (ii) the Committee determines, in its sole discretion, that cash contributions are permissible under Section 423 of the Code. No interest shall accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account, unless required by law. Except as provided in this Section 6.02, all amounts in a Participant’s account shall be used to purchase whole shares of Common Stock and no cash refunds shall be made from such account. Any amounts that are insufficient to purchase whole shares shall be credited to the Participant’s account, and added to any fractional amounts resulting on subsequent Purchase Dates. Upon liquidation or other closing of a Participant’s account, any fractional amounts shall be paid in cash to the Participant based on the then-current Fair Market Value of the Common Stock. In addition, any amounts that are withheld but unable to be applied to the purchase of Common Stock because of the limitations of Section 4.02 shall be returned to the Participant without interest and shall not be used to purchase shares of Common Stock with respect to any other Offering Period under the Plan.

6.03	No Changes in Payroll Deductions; Termination of Subscription.

(a) Except as may be prohibited by the Committee in its sole discretion, following the Offering Commencement Date associated with an Offering Period, a Participant may terminate such Participant’s Subscription for the Offering Period (but may not otherwise increase or decrease such Participant’s level of elected payroll deductions under the Subscription with respect to such Offering Period).

(b) Any termination of a Subscription shall only be deemed effective if such termination is executed pursuant to procedures established by the Company. If a Participant terminates such Participant’s Subscription with respect to an Offering Period, the accumulated payroll deductions in such Participant’s account at the time the Subscription is withdrawn shall be paid without interest to such Participant as soon as practicable after receipt of such Participant’s notice of withdrawal and such Participant’s Subscription for the current Offering Period will be automatically terminated, and no further contributions for the purchase of shares of Common Stock will be made during the Offering Period or subsequent Offering Periods until such Participant re-enrolls in the Plan pursuant to Section 4.01(a). Any re-enrollment in the Plan shall be effective only at the commencement of a subsequent Offering Period.

ARTICLE VII – TERMINATION OF EMPLOYMENT

7.01	Termination of Employment.

Termination of a Participant’s employment for any reason, including retirement, death or the failure of such Participant to remain an Eligible Employee of the Company or an Affiliate, shall immediately terminate such Participant’s participation in the Plan. In such event, the accumulated payroll deductions in such Participant’s account at the termination of such Participant’s employment shall be paid without interest to such Participant (or in the case of his or her death, to the persons entitled thereto under Section 11.05 of the Plan) as soon as practicable after such termination of such Participant’s employment and such Participant’s Subscription for the current Offering Period will be automatically terminated, and no further contributions for the purchase of shares of Common Stock will be made during the Offering Period or subsequent Offering Periods. For purposes of this Section 7.01, an Eligible Employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or an Affiliate in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided, however, that such leave of absence is for a period of not more than ninety (90) days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

ARTICLE VIII – EXERCISE OF RIGHTS TO PURCHASE COMMON STOCK

8.01	Automatic Exercise.

(a) Unless a Participant terminates such Participant’s Subscription as provided in Section 6.03, a Participant’s right to purchase shares of Common Stock will be automatically exercised on each Purchase Date for the applicable Offering Period. The right to purchase shares of Common Stock will be exercised by using the accumulated payroll deductions in such Participant’s account as of each such Purchase Date to purchase the maximum number of whole shares of Common Stock that may be purchased at the Purchase Price (rounded down to the nearest whole share). The number of shares of Common Stock that will be purchased for each Participant on the Purchase Date shall be determined by dividing (i) such Participant’s accumulated payroll deductions in such Participant’s account as of the Purchase Date by (ii) the Purchase Price.

(b) At the time an option granted under the Plan is exercised, in whole or in part, or at the time some or all of the shares of Common Stock issued to a Participant under the Plan are disposed of, the Participant must make adequate provisions for any applicable federal, state or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the Purchase Date or the disposition of the shares of Common Stock. At any time, the Company or an Affiliate may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or disposition of shares of Common Stock by the Participant earlier than as described in Section 423(a)(1) of the Code.

8.02	Delivery of Common Stock.

(a) As promptly as practicable after each Purchase Date, the number of shares of Common Stock purchased by each Participant pursuant to Section 8.01 shall be deposited into an account established in the Participant’s name with the broker designated by the Company for such purpose.

(b) Shares of Common Stock that are purchased under the Plan will be held in an account in the Participant’s name in uncertificated form. Furthermore, shares of Common Stock to be delivered to a Participant under the Plan will be registered in the “street name” of such Participant.

ARTICLE IX – CHANGES IN CAPITALIZATION; ADJUSTMENTS UPON DISSOLUTION, LIQUIDATION OR CHANGE IN CONTROL

9.01	Changes in Capitalization.

Subject to any required action by the stockholders of the Company, (i) the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, (ii) the number of shares of Common Stock that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), (iii) the number of shares of Common Stock set forth in Section 3.01, (iv) the Purchase Price per share and (v) the maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during an Offering Period, shall, if applicable, be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, or any increase or decrease in the value of a share of Common Stock resulting from a spinoff or split-up; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

9.02	Adjustments Upon Dissolution, Liquidation or Change in Control.

(a) In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee.

(b) Unless otherwise provided in the applicable agreement, the consummation of which will result in a Change in Control, in the event of a Change in Control, the applicable Offering Period will be shortened by setting a New Purchase Date on which such Offering Period shall end; provided, that such New Purchase Date may be no later than the date of the consummation of the Company’s proposed Change in Control. Prior to the New Purchase Date, the Committee will notify each Participant, in writing or electronically, that the applicable Purchase Date has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless such Participant has withdrawn from the Offering Period prior to the New Purchase Date as provided in Section 6.03. Alternatively, the Committee and the successor corporation may provide that each outstanding option under the Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. For purposes of this Section 9.02(b), an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, each holder of an option under the Plan would be entitled to receive the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of shares of Common Stock covered by the option as provided for in Section 9.01; provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of shares of Common Stock in the transaction.

ARTICLE X – ADMINISTRATION

10.01	Appointment of Committee.

The Board shall appoint a Committee to administer the Plan, which shall initially be the Compensation Committee of the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), all actions relating to awards to persons subject to Section 16 of the Exchange Act shall be taken by the Board unless each person who serves on the Committee is a “non-employee director” within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of “non-employee directors.”

10.02	Authority of Committee.

The Committee (or its designee) shall have full and plenary authority, subject to the provisions of the Plan, to (i) promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, (ii) interpret the provisions and supervise the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.01 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan), and (iii) take all action in connection therewith or in relation thereto as it deems advisable. All determinations by the Committee under the Plan shall, to the full extent permitted by law, be final and binding on upon all parties. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

ARTICLE XI – MISCELLANEOUS

11.01	Amendment and Termination.

(a) The Board or the Committee may at any time and for any reason terminate the Plan. Except as provided in Article IX, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Committee on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting principles applicable to the Plan. Either the Board or the Committee may amend the Plan. Except as provided in Section 9.01 and in this Section 11.01, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Rule 16b-3 or Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been adversely affected, the Board or the Committee shall be entitled to change the Offering Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll tax withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s compensation, and establish such other limitations or procedures as the Board or the Committee determines, in its sole discretion, are advisable and consistent with the Plan.

(c) In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period;

(iii) shortening any Offering Period by setting a new Purchase Date, including an Offering Period underway at the time of the Committee action; and

(iv) reducing the maximum percentage of Base Compensation a Participant may elect to have deducted from payroll.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

(d) Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Common Stock, unless determined otherwise by the Board. Upon termination of the Plan, the Board shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase shares of Common Stock or to determine that such rights shall not be exercised.

11.02	Use of Funds.

All payroll deductions received or held by the Company or any Affiliate under this Plan may be used by the Company or such Affiliate for any corporate purpose and neither the Company nor such Affiliate shall be obligated to segregate such payroll deductions.

11.03	Transferability; Restrictions on Disposition.

(a) Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a right to purchase Common Stock or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or as provided in Sections 7.01 or 11.05 hereof. Any such attempted assignment, transfer, pledge, or other disposition shall be void ab initio. During a Participant’s lifetime, rights to purchase shares of Common Stock that are held by such Participant shall be exercisable only by such Participant.

(b) Unless another period is designated by the Committee in advance of the Offering Commencement Date of an Offering Period, as discussed below, any shares of Common Stock purchased under the Plan may not be sold, transferred or otherwise disposed of by a Participant (or such Participant’s legal representative or estate, as applicable) for six (6) months following the applicable Purchase Date (the “Restricted Period”); provided, however, that any such restrictions on the sale, transfer or disposition of such shares of Common Stock shall cease as of immediately prior to a Change in Control. The Committee may, in its sole discretion, place additional restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period (including the designation of a new Restricted Period) by notice to all Participants of the nature of such restrictions given in advance of the Offering Commencement Date of such Offering Period. The additional restrictions may, among other things, change the Restricted Period to a period of up to two years from the Purchase Date, subject to such exceptions as the Committee may determine (e.g., termination of employment with the Company). Any certificates issued for shares that are restricted pursuant to this Section 11.03(b), shall, in the discretion of the Committee, contain a legend disclosing the nature and duration of the restriction (including a description of the Restricted Period). Any such restrictions and exceptions determined by the Committee shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, the Restricted Period and such other restrictions and exceptions applicable to the Common Stock shall remain applicable during subsequent Offering Periods unless otherwise determined by the Committee. If the Committee should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants.

11.04	Term; Stockholder Approval of the Plan.

The Plan shall be effective upon its approval by the Board and shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the Plan is adopted by the Board. No purchase of shares of Common Stock pursuant to the Plan shall occur prior to such stockholder approval. The Plan shall terminate on the earliest of (i) termination of the Plan by the Board or the Committee (which termination may be effected by the Board or the Committee at any time), (ii) the tenth (10th) anniversary of the approval of the Plan by the stockholders or (iii) issuance of all of the shares of Common Stock available for issuance under the Plan.

11.05	Designation of a Beneficiary

(a) If permitted by the Company, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Company, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Company may designate from time to time. Notwithstanding Sections 11.05 (a) and (b) above, the Company and/or the Committee may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

11.06	No Employment Rights; Effect of the Plan.

(a) The Plan does not, directly or indirectly, create in any employee or class of employees, any right with respect to continuation of employment with the Company or any of its Affiliates, and it shall not be deemed to interfere in any way with the right of the Company or any Affiliate employing such person to terminate, or otherwise modify, an employee’s employment at any time.

(b) The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

11.07	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(b) Any suit, action or proceeding with respect to the Plan, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any option, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any option, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

11.08	Code Section 409A.

The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.

11.09	Miscellaneous.

(a) Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

(c) Conditions Upon Issuance of Shares of Stock. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically or telephonically must be received by 11:59 p.m. Central Time, April 28, 2019
Online Go to www.envisionreports.com/FTDR or scan the QR code – login details are located in the shaded bar below.

Phone Call toll-free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, a vote FOR Proposals 2, 3 and 5 and a vote for “1 YEAR” with respect to Proposal 4.	+

1.	Election of Class I Directors: To elect two nominees to the Board of Directors to serve for a three-year term as Class I directors.
		For	Against	Abstain		For	Against	Abstain
	01 - Peter L. Cella	☐	☐	☐	02 - Liane J. Pelletier	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2019.		☐	☐	☐	3.	Advisory vote to approve the Company’s named executive officer compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
4.	Advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation.	☐	☐	☐	☐	5.	The approval of the Company’s 2019 Employee Stock Purchase Plan.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎	1 U P X	+

030IQD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 29, 2019:

The Notice, Proxy Statement and Annual Report are available at: www.envisionreports.com/FTDR

▼   IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

frontdoor, inc.	+

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – April 29, 2019.

The undersigned, revoking all prior proxies, hereby appoints Rexford J. Tibbens, Jeffrey A. Fiarman and Brian K. Turcotte, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of frontdoor, inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Stockholders of the Company to be held on Monday, April 29, 2019, and at any and all adjournments and postponements thereof, as designated on the reverse side of this ballot. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed but no such direction is made, this proxy will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy on other such matters as may properly come before the meeting.

(Continued and to be signed on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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